     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              OPEN SOLUTIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              7372                             22-317350
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                           --------------------------

                            300 WINDING BROOK DRIVE
                         GLASTONBURY, CONNECTICUT 06033
                                 (860) 652-3155
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                              LOUIS HERNANDEZ, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              OPEN SOLUTIONS INC.
                            300 WINDING BROOK DRIVE
                         GLASTONBURY, CONNECTICUT 06033
                                 (860) 652-3155
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                           --------------------------

                                   COPIES TO:

                 BRIAN KEELER, ESQ.                                 KATHRYN I. MURTAGH, ESQ.
               JOHAN V. BRIGHAM, ESQ.                             GOODWIN, PROCTER & HOAR LLP
                  BINGHAM DANA LLP                                       EXCHANGE PLACE
                 150 FEDERAL STREET                             BOSTON, MASSACHUSETTS 02109-2881
          BOSTON, MASSACHUSETTS 02110-1726                         TELEPHONE: (617) 570-1000
             TELEPHONE: (617) 951-8000                              TELECOPY: (617) 523-1231
              TELECOPY: (617) 951-8736

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / / _____________

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / / _____________
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                                                    MAXIMUM
                                                                   AGGREGATE            AMOUNT OF
                   TITLE OF EACH CLASS OF                          OFFERING           REGISTRATION
                SECURITIES TO BE REGISTERED                        PRICE(1)              FEE(2)
Common Stock, $0.01 par value per share.....................      $60,000,000            $15,840

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Subject to Completion, Dated         , 2000
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any states where the offer or sale is not permitted.

[LOGO]

          Shares

Common Stock

This is the initial public offering of Open Solutions Inc. We are offering shares of common stock.

Prior to this offering, there has been no public market for Open Solutions' common stock. We currently estimate that the initial public offering price per
share will be between $             and $             . We have applied for a
quotation on the Nasdaq National Market under the symbol "OPEN."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             Underwriting
                                                              Price to       Discounts and   Proceeds to
                                                              Public         Commissions     Open Solutions
Per share public offering price                               $              $               $
Total                                                         $              $               $

To the extent that the underwriters sell more than              shares of common
stock, the underwriters have the option to purchase up to an additional shares from Open Solutions at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in Boston,
Massachusetts on         , 2000.

Deutsche Banc Alex. Brown

                 J.P. Morgan & Co.

                                                     Prudential Volpe Technology

                                                          a unit of Prudential
Securities

The date of this Prospectus is              , 2000.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                              OPEN SOLUTIONS INC.

    We provide a comprehensive system which integrates electronic commerce, Internet banking and enterprise processing applications for small to medium-sized commercial banks, thrifts and credit unions, which we refer to as community banks. Through our Open Community Network, our clients can use technology and the Internet to strengthen and better manage their customer relationships and ultimately generate new profitable revenue streams. In addition to providing integrated, real-time, Internet banking and back-end processing capabilities, we promote electronic commerce transactions centered around our community bank clients and the trust, affinity and frequent interaction they have with their customers. Over 130 community banks have purchased one or more components of the Open Community Network.

    We target financial institutions with assets less than $3 billion, which represent the largest segment of the financial services industry. At the end of 1999, there were approximately 20,000 such institutions in the United States according to the Federal Deposit Insurance Corporation and the National Credit Union Administration. We believe we have a significant market opportunity as these community banks look to use technology and the Internet as a competitive tool to respond to increasing customer demands, pressures from new market entrants and shrinking margins on their traditional banking products and relationships.

    Our Open Community Network is designed to promote a community bank's unique local identity and brand and consists of three primary components:

    - ECOMMERCE MART--an electronic commerce platform which facilitates business to business and business to consumer transactions between over 40 nationally recognized partner-suppliers and a community bank's customers;

    - ECOMMERCE BANKER--a cost-effective and easy to use suite of Internet banking products and services, which enables our clients' customers to conduct their banking transactions online; and

    - THE COMPLETE BANKING SOLUTION/THE COMPLETE CREDIT UNION SOLUTION--an open architecture enterprise processing application, which uses a real-time relational database and runs the core processing operations of a community bank.

    We provide our Open Community Network to community banks on a completely outsourced and customized basis. Our Open Community Network is cost-effective and easy to implement. Our application service provider model allows our clients to benefit from our electronic commerce and Internet banking platforms without large capital expenditures or the use of scarce management and technical resources. Open Community Network enables national partner-suppliers to obtain access to an otherwise fragmented small business market. According to the American Bankers Association, the average community bank has approximately 950 small business checking accounts. Our business model entails revenue sharing between Open Solutions and community banks such that a community bank has an incentive to promote electronic commerce on our Open Community Network. Community banks can join our Open Community Network and begin offering electronic commerce and Internet banking services to their customers within days.

    Our proprietary technology uses a Microsoft Windows NT-based architecture and an Oracle relational database. This architecture gives our clients transaction processing capabilities with increased speed, ease of use, functionality and scalability. Our technology platform also enables our clients to use advanced techniques such as data mining and collaborative filtering, so that they may provide their customers with better service and increase the effectiveness of a community bank's electronic commerce related marketing efforts.

    Since 1995, we have been a leading provider of enterprise processing applications to community banks. Over the last twelve months, we have strategically positioned our business to address the high growth markets of electronic commerce and Internet banking. We have made significant investments in product development and sales and marketing capabilities. In order to attain a leadership position in these new growing markets, we intend to:

    - Expand market share and increase penetration of our existing client base;

    - Increase electronic commerce activity on our Open Community Network;

    - Expand the features and functions of our Open Community Network;

    - Expand our target markets; and

    - Acquire complimentary products, services and businesses.

    We primarily market our Open Community Network through a direct sales force. We also have third-party software license and distribution agreements with BISYS, Inc. and Connecticut On-Line Computer Center, Inc., both of which provide outsourced enterprise processing solutions to community banks.

    Open Solutions was organized as a Delaware corporation in May 1992. Our principal executive office is located at 300 Winding Brook Drive, Glastonbury, Connecticut 06033 and our telephone number is (860) 652-3155. Our corporate web site address is http://www.opensolutions.com. Information contained on our web site is not intended to be part of this prospectus.

    Open Solutions Inc., The Complete Banking Solution and The Complete Credit Union Solution are registered trademarks, and eCommerce Banker and eCommerce Mart are trademarks of Open Solutions. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by Open Solutions......................  shares

Common stock to be outstanding after the offering...........  shares(1)

Use of proceeds.............................................  Working capital and other general corporate purposes
Proposed Nasdaq National Market symbol                        OPEN

------------------------

(1) Based on the number of shares of common stock outstanding on              .
    It excludes any shares of common stock to be issued upon exercise of the overallotment option granted to the underwriters. It also excludes an
    aggregate of       shares subject to options outstanding as of
    at a weighted average exercise price of $      per share, of which options
    to purchase       shares of common stock are currently exercisable, and an
    aggregate of       shares of common stock issuable upon the exercise of
    outstanding warrants as of              at a weighted average exercise price
    of $      per share, all of which are exercisable.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1995       1996       1997       1998       1999
                                                      --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:

Revenues:

  Software license..................................  $   213    $   801    $ 4,314    $ 6,276    $ 5,347

  Service and maintenance...........................       55        218      2,550      6,631      8,705
                                                      -------    -------    -------    -------    -------

Total revenues......................................      268      1,019      6,864     12,907     14,052

Cost of revenues....................................      700      2,037      4,310      7,258      7,828

Operating expenses..................................    1,458      2,756      5,818     11,776     11,259

Loss from operations................................   (1,890)    (3,774)    (3,264)    (6,127)    (5,035)

Net loss............................................  $(1,895)   $(3,638)   $(3,055)   $(5,822)   $(4,715)
                                                      =======    =======    =======    =======    =======

Net loss per common share (basic and diluted).......

Weighted average common shares used to compute net
  loss per common share.............................

Unaudited pro forma net loss per common share (basic
  and diluted)......................................

Unaudited pro forma weighted average common shares
  outstanding.......................................

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                                             AS
                                                               ACTUAL    ADJUSTED(1)
                                                              --------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  5,225     $
Working capital.............................................  $  3,008     $
Total assets................................................  $ 10,027     $
Mandatorily redeemable convertible preferred stock..........  $ 22,084     $
Stockholders' equity (deficit)..............................  $(16,548)    $

------------------------

(1) Reflects conversion of all outstanding shares of convertible preferred stock
    into an aggregate of       shares of common stock upon the closing of this
    offering, and the sale by us of              shares of common stock offered
    hereby at an assumed initial public offering price of $             per
    share, the mid-point of the range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by Open Solutions. See notes 5 and 6 of notes to the financial statements and "Use of Proceeds."

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT. PLEASE ALSO SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         RISKS RELATED TO OUR BUSINESS

WE HAVE RECENTLY CHANGED OUR BUSINESS MODEL AND HAVE NOT GENERATED SIGNIFICANT REVENUES FROM OUR NEW SERVICE OFFERINGS.

    We were formed in 1992 and released our first major product in 1995. Recently, however, we have positioned our business to provide a complete end-to-end integrated solution that, in addition to the enterprise processing application, includes electronic commerce and Internet banking services. While these additional services did not generate revenues prior to the first quarter of 2000, we expect that they will comprise a significant portion of our business in the future. We also expect that a significant portion of our operating expenses for the near term will be directed towards the development, marketing and deployment of these new services. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Because of the significant changes in our business, a review of our historical operating and financial data may not provide a meaningful means of evaluating our future performance and an investment in our common stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

    As of December 31, 1999, we had an accumulated deficit of $21.1 million, and we incurred operating losses of $3.3 million in 1997, $6.1 million in 1998 and $5.0 million in 1999. We have not achieved profitability and we will continue to incur net losses until we produce sufficient revenues to cover our costs, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future because we intend to invest heavily in marketing and promotion of our Open Community Network and further development of our services, technology and operating infrastructure.

WE EXPECT TO CONTINUE TO HAVE NEGATIVE OPERATING CASH FLOWS WHICH WILL REQUIRE US TO SEEK ADDITIONAL FINANCING THAT COULD BE DIFFICULT TO OBTAIN.

    We expect to continue to experience significant negative operating cash flows for the foreseeable future because we plan to increase expenditures for our sales and marketing efforts, the enhancement of our technology, capital improvements and improvement of our operational and financial systems. As a result, we may need to raise additional capital in the future to meet our cash requirements. We may not be able to find additional financing on favorable terms, or at all. Furthermore, if we raise additional funds through the issuance of equity or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution to their equity ownership.

WE WILL DEPEND ON THE WIDESPREAD ADOPTION OF ELECTRONIC COMMERCE AND INTERNET BANKING SOLUTIONS BY COMMUNITY BANKS FOR A SIGNIFICANT PORTION OF OUR FUTURE REVENUES.

    We expect that Internet banking products, electronic commerce solutions and related services will represent a significant portion of our revenues in the foreseeable future. The markets for these products have developed slowly to date within financial institutions, and financial institutions often delay purchasing decisions for these products due to uncertainties relating to cost, return on investment and client acceptance. In particular, community banks have been slower than larger banks to adopt Internet banking and have very little history of providing electronic commerce services. Furthermore, telephone and personal computer banking systems marketed in the past have not enjoyed widespread consumer adoption. We can give no assurance that our electronic commerce and Internet banking services will achieve widespread acceptance by community banks or their customers. We cannot predict the size of the markets for electronic commerce and Internet banking services among community banks and their customers, the rate at which those markets will grow or whether there will be widespread customer acceptance of our services.

    We also depend on community banks to market and promote our products to their customers. We and our community bank clients may not be successful in marketing our current or future products and services. Moreover, our contracts to provide products and services to community banks generally have terms from one to five years. Upon expiration, a community bank may discontinue its contracts. Unless our electronic commerce and Internet banking products and related services are successfully deployed and marketed by a large number of community banks and achieve widespread market acceptance by their customers for a significant period of time, we will not be able to achieve our business objectives and increase our revenues.

WE ARE DEPENDENT ON THE COMMUNITY BANKING INDUSTRY.

    We expect to derive significantly all of our revenues for the foreseeable future from products and services provided to community banks. Our future success depends significantly upon the continued demand for our products and services within this industry. In addition, changes in economic conditions and unforeseen events, such as recession, inflation or other adverse occurrences, may result in a significant decline in the use of community banks or demand for our products and services. Any decreased use of community banks, increased pressures on community banks to develop Internet banking systems and electronic commerce applications in-house, or deferral by community banks of upgrades of their enterprise processing applications, could have a material adverse effect on our business financial condition and results of operations.

WE DEPEND ON THE WIDESPREAD ADOPTION OF ELECTRONIC COMMERCE PROCUREMENT SOLUTIONS BY SMALL BUSINESSES FOR A SIGNIFICANT PART OF OUR GROWTH.

    We anticipate that revenues generated from electronic commerce transactions on the Open Community Network will comprise a significant portion of our future revenues. In order for us to be successful, community banks' small business customers must adopt our Open Community Network as a solution for the purchase of much of their non-production goods and services. The adoption of our Open Community Network as the vehicle for many of these purchasing transactions will require broad acceptance of a new approach for these companies. In addition, many of these small businesses may already have infrastructures that support more traditional methods of procurement. These small businesses could be resistant to adopt our Open Community Network.

WE MAY EXPERIENCE DELAYS IN DEVELOPING ENHANCEMENTS OF EXISTING PRODUCTS AND SERVICES AND DEVELOPING NEW PRODUCTS AND SERVICES.

    Our future success will depend on our ability to develop, test, sell and support enhancements of current products and services and new products and services on a timely basis in response to changing customer needs, competition, technological developments and emerging industry standards. The market for our products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. These developments could limit the marketability of our products and services. There can be no assurance that we can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. Our failure to successfully adapt to this rapidly changing market could adversely affect our business.

OUR QUARTERLY RESULTS MAY FLUCTUATE, RESULTING IN A DECREASE IN OUR STOCK PRICE.

    Our quarterly results may fluctuate as a result of a variety of factors, many of which are outside our control, including the following:

    - uneven demand for our products and services;

    - the timing and market acceptance of new products or product enhancements by us or our competitors;

    - a change in the distribution channels through which our products are sold;

    - the timing of hiring sales personnel and the speed at which such personnel become productive;

    - our inability to anticipate or adapt effectively to developing markets and rapidly changing technologies; and

    - our prices or the prices of our competitors' products may change.

    If our quarterly revenues or operating results fall below the expectations of investors or security analysts, the price of our common stock could decrease significantly. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based in part on our expectations regarding future revenue levels. As a result, if revenues for a particular quarter are below our expectations, we may not be able to reduce operating expenses proportionately for that quarter and therefore, this revenue shortfall would have a disproportionately negative effect on our operating results for that quarter.

WE HAVE LITTLE OR NO CONTROL OVER THE SALES CYCLE OF OUR PRODUCTS AND SERVICES.

    Typically, senior management of a community bank makes the purchase decision relating to our enterprise processing applications. Community banks tend to be cautious in making significant purchase decisions like this because such purchases involve a commitment of resources, recurring expense, and the attendant delays frequently associated with approving capital expenditures and reviewing new technologies that affect key operations. Our clients' decision-making processes require us to provide a significant level of education to prospective clients regarding the use and benefits of our enterprise processing applications. We may expend significant funds and management resources during the sales cycle and fail to make the sale. Accordingly, our results of operations for a particular period may be adversely affected if the sales forecasted for a particular period are delayed or do not otherwise occur. Our sales cycle for our enterprise processing applications generally ranges between six to nine months, as compared to a matter of weeks or days for the other components of our Open Community Network. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

    - our clients' budgetary constraints;

    - our clients' willingness to implement an electronic commerce and Internet banking enabling processing environment;

    - the success and continued support of our strategic marketing partners' sales efforts; and

    - timing and expiration of our clients' current license agreements for similar services.

WE RECEIVE A PORTION OF OUR REVENUES FROM OUR RELATIONSHIPS WITH OUR STRATEGIC MARKETING PARTNERS.

    We expect that revenues generated from the sale of our products and services based on leads generated by our strategic marketing partners will account for a portion of our revenues for the foreseeable future. In particular, we expect that BISYS, Inc. and Connecticut On-Line Computer Center, Inc. will account for a portion of our client leads and, therefore, revenues over time. We pay each strategic marketing partner a commission based on the revenues generated by their leads. If we lose one or more of our major strategic marketing partners, we may be unable in a timely manner, or at all, to replace them with another entity with comparable client bases and user demographics.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH THAT IS PLACING A STRAIN ON OUR RESOURCES.

    We have experienced significant growth in our operations since January 1, 1999 and anticipate that additional expansion will be required to continue our growth. Any expansion of our business would place additional demands on our management, operational capacity and financial resources. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations. We anticipate that we will need to recruit qualified personnel in all areas of our operations, including management, sales, marketing, implementation and software development, to effectively manage and control additional growth. There can be no assurance that we will be effective in attracting and retaining additional qualified personnel, expanding our operational capacity or otherwise managing growth. We have increased our number of employees from 143 at December 31, 1999 to 174 at February 29, 2000. In the last two quarters we have added a number of key managerial, technical and operations personnel, including a new Chief Executive Officer and Chief Financial Officer and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we must continue improving or replacing existing operational, accounting and information systems, procedures and controls.

COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

    Qualified personnel are in great demand throughout the computer software, hardware and networking industries. The demand for qualified personnel is particularly acute in the New England area due to the large number of software and other high technology companies and low unemployment in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly-skilled employees, particularly sales and marketing personnel, software engineers and technical support personnel. We have had difficulty hiring these highly-skilled employees in the past. If we are unable to attract and retain the highly-skilled technical personnel that are integral to our sales, marketing, product development and client support teams, the rate at which we can generate sales and develop new products or product enhancements may be limited.

OUR BUSINESS IS DEPENDENT ON OUR KEY EXECUTIVES.

    Our future success depends to a significant extent on the skills, experience and efforts of our senior management. We also depend on the ability of our executive officers and senior managers to work effectively as a team. We have employment agreements with Louis Hernandez, Jr., John L. Person, Clifford I. Waggoner and John S. Wieczorek. The loss of one or more of these individuals could have a material adverse effect on our business.

WE RELY ON INTERNALLY-DEVELOPED SOFTWARE AND SYSTEMS AS WELL AS THIRD-PARTY PRODUCTS.

    We have developed custom software for our systems. This software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. We must expand and upgrade our technology and network infrastructure if the volume of traffic and transactions on our Open Community Network increases significantly. We could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of client and customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business. Our products involve integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our products or fail to be supported by their respective vendors, it would be necessary for us to redesign our products. There can be no assurance that any redesign could be accomplished in a cost-effective or timely manner. We also may experience difficulties integrating our products with other hardware and software. Furthermore, should new releases of products and systems occur before we develop products compatible with these new releases, any resulting decline in demand for our products could have a material adverse effect on our business, financial condition and results of operations.

WE COULD BE SUED FOR PRODUCT LIABILITY CLAIMS.

    Our agreements with our community banks typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our agreements may not be effective under the laws of all jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products may entail the risk of these claims. A product liability claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON OUR ELECTRONIC COMMERCE AND INTERNET BANKING HOSTING FACILITY, AND IT COULD SUFFER TECHNICAL PROBLEMS AND SERVICE INTERRUPTIONS.

    We expect to provide significantly all of our electronic commerce and Internet banking services as an application service provider. As such, we are dependent upon our hosting facility which could suffer technical problems and service interruptions. Most of the communications and network equipment we use to provide these services are located at our corporate headquarters in Glastonbury, Connecticut. Any system failure at this location could lead to interruptions, delays or termination of application services to our clients, which could have a material adverse effect on our business, financial condition and results of operations. Our application service provider operations are dependent upon our ability to protect our systems against damage from fires, hurricanes, earthquakes, as well as, power losses, telecommunications and network failures, computer viruses, hacker attacks and other events beyond our control. Although we will have an alternate site provided by an emergency service provider and periodically verify the ability to use this alternate site, we cannot assure that this data center will operate as anticipated during an emergency. In the event of a disaster that impacts our application service provider hosting facility, it may take several days for an off-site computer system to become operational for all of our application service provider services that we provide to community banks. The use of an alternative emergency site would result in significant additional cost to us. In the event of an extended outage, we could potentially lose many of our clients which could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS HIGHLY COMPETITIVE.

    The markets for electronic commerce, Internet banking services and enterprise processing applications are highly competitive. We expect competition in our markets to increase significantly as new companies enter our market and current competitors expand their product lines and services. Community banks could enter into strategic relationships with one or more of our competitors to develop, market and sell competing services or products. We compete with a variety of third parties that employ many different approaches to providing electronic commerce, Internet banking and enterprise processing applications services. In addition, we will compete with other providers of business to business electronic commerce solutions on the basis of the breadth of our available partner-suppliers. Many of our potential competitors are likely to enjoy significant competitive advantages, including:

    - greater development and sales and marketing resources;

    - longer operating histories;

    - greater financial, technical and managerial resources;

    - greater name recognition;

    - larger base of clients; and

    - clients with larger customer bases.

    Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively with these or other parties would materially adversely affect our financial condition and operating results.

GOVERNMENT REGULATION COULD INTERFERE WITH OUR BUSINESS.

    The financial services industry is subject to extensive and complex federal and state regulations. Financial institutions including commercial banks operate under high levels of governmental supervision. We must ensure that our products and services work within the extensive and evolving regulatory requirements applicable to our clients.

    We are not required to be licensed by the federal depository institution regulators or other regulators of financial services. We are subject to examination by the federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination. In addition, through their ability to regulate our community banks customers' system requirements, bank regulators can effectively regulate the required security systems, communication technologies and other features of our products and services.

    Federal, state or foreign authorities could adopt laws, rules or regulations relating to the financial services industry that affect our business, such as compliance with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics, taxation and quality of services and products. Existing regulations may be modified. If enacted, modified or otherwise deemed applicable to us, these laws, rules or regulations could render our business or operations more costly, burdensome, less efficient or impossible, which may require us to modify our current or future products or services.

    A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments. As a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as property ownership, patent, copyright, trademark, trade secret, obscenity and defamation.

WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM OUR WEB SITES.

    We may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of information supplied on our web sites by us or third parties, including our content providers and users. These types of claims have been brought, sometimes successfully, against online services in the past. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims and in implementing measures to reduce our exposure to this liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that we may incur.

OUR LIMITED ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND OTHER RIGHTS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE. WE MAY ALSO BE FOUND TO INFRINGE PROPRIETARY RIGHTS OF OTHERS.

    Our future success and ability to compete depends in part upon our proprietary technology and other rights. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology and trademarks. We cannot assure you that the steps taken by us to protect our proprietary information will be adequate to prevent misappropriation of our technology or trademarks or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Monitoring unauthorized use of our products is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

    We are also subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. Third parties may assert infringement claims in the future with respect to our current or future products. Any assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or pay for a license for the technology that is the subject of the asserted infringement. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could adversely affect our results of operations. We also cannot assure that any licenses for technology necessary for our business can be obtained on commercially reasonable terms.

POTENTIAL ACQUISITIONS INVOLVE RISKS.

    We may acquire complementary products, services and businesses in the future. Future acquisitions may involve the issuance of stock that could be potentially dilutive to our shareholders or may involve additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our results of operations or our stock price. Acquisitions involve numerous risks including:

    - difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;

    - diverting management's attention from other business concerns;

    - impairing relationships with our employees, affiliates, strategic marketing partners and content providers;

    - being unable to maintain uniform standards, controls, procedures and policies;

    - entering markets in which we have no direct prior experience; and

    - losing key employees of the acquired company.

    Some or all of these risks could result in a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we will be able to identify suitable acquisition candidates that are available for sale at reasonable prices. We may elect to finance future acquisitions using some or all of the proceeds of this offering. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms.

    RISKS RELATED TO THE INTERNET, ELECTRONIC COMMERCE AND INTERNET BANKING

WE DEPEND ON THE EFFICIENT OPERATION OF THE INTERNET, OTHER NETWORKS AND SYSTEMS OF THIRD PARTIES; IF THEY DO NOT OPERATE EFFICIENTLY, WE WILL NOT BE ABLE TO EFFECTIVELY PROVIDE OUR PRODUCTS AND SERVICES.

    We depend on the efficient operation of network connections from community banks and partner-suppliers to our Open Community Network. Further, a significant amount of our revenues will be dependent on continued usage by our clients' customers of the electronic commerce and Internet banking services of our Open Community Network and their connections to the Internet. Each of these connections, in turn, depends on the efficient operation of web browsers, Internet service providers and data network service providers, all of which have had periodic operational problems or have experienced outages. In addition, the majority of our services depend on real-time connections to the systems of community banks. Any operational problems or outages in these systems would cause us to be unable to provide a real-time connection to these systems and we would be unable to process electronic commerce or Internet banking transactions for customers. In addition, any system delays, failures or loss of data, whatever the cause, could reduce client and customer satisfaction with our products and services and harm our sales. Any development that significantly impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on our business, financial condition and operating results.

THE IMPOSITION OF SALES TAX AND OTHER TAX OBLIGATIONS ON ELECTRONIC COMMERCE COULD AFFECT OUR FINANCIAL PERFORMANCE AND LIMIT OUR GROWTH.

    We do not currently intend to collect sales tax or other similar taxes with respect to our marketing of products and services. If one or more states or any foreign country were to require that we collect sales or other taxes on the sale of products through our system, it could have a material adverse effect on our future financial results.

    A number of proposals have been made at the federal, state and local levels that would impose taxes on the sale of goods and services through the Internet in circumstances where no tax or tax collection responsibility is presently thought to be imposed. Such proposals, if adopted, could significantly impair the growth of electronic commerce and could adversely affect our future results of operation and financial condition.

    There is currently in effect in the United States a three-year moratorium expiring on October 20, 2001 on new state and local taxes on Internet access and "multiple or discriminatory" taxes on electronic commerce. Sales or use taxes imposed on those buying or selling products or services over the Internet are not generally affected by this moratorium. The full effect of this moratorium on our business is not clear. To the extent that the moratorium provides a material benefit, its expiration on October 20, 2001 could have a material adverse effect on our financial condition and results of operations.

INTERNET SECURITY CONCERNS COULD HINDER ELECTRONIC COMMERCE AND INTERNET BANKING SERVICES; WE COULD BE LIABLE FOR MISAPPROPRIATION OF OUR USERS' PERSONAL INFORMATION.

    Users of electronic commerce and Internet banking services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally especially as a means of conducting commercial transactions. Any well publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by those breaches. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or termination of service to users accessing web sites that deliver our services, any of which could harm our business. We rely on browser-level encryption, authentication and certificate technologies, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. Unauthorized users could possibly circumvent the measures we take to protect client data. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Any compromise of our security could harm our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. See "Business--Privacy Policy."

               RISKS RELATED TO THIS OFFERING OF OUR COMMON STOCK

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

    Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or may not be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

OUR EXISTING STOCKHOLDERS WILL CONTINUE TO CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE.

    Following this offering, our officers, directors and affiliated persons will
beneficially own approximately       % of our common stock, or   % if the
underwriters exercise their over-allotment option in full. As a result, our officers, directors and affiliated persons will effectively be able to:

    - elect or defeat the election of our directors;

    - amend or prevent amendment of our certificate of incorporation or bylaws;

    - effect or prevent a merger, sale of assets or other corporate transaction; and

    - control the outcome of any other matter submitted to the shareholders for vote.

    As long as our public stockholders hold less than 50% of our common stock, they will be unable to control the outcome of these transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Open Solutions, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. See "Management" and "Principal Stockholders."

PROVISIONS OF OUR CHARTER AND BY-LAWS AND OF DELAWARE LAW MAY MAKE A TAKEOVER MORE DIFFICULT.

    Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, we have a staggered Board of Directors which makes it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could significantly impede the ability of public stockholders to change our management and Board of Directors. See "Description of Capital Stock Delaware Law and Certain Charter and By-Law Provisions."

YOU WILL SUFFER IMMEDIATE AND SIGNIFICANT DILUTION.

    The initial public offering price per share will be significantly higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur immediate and
substantial dilution of $      per share in the net tangible book value per
share of the common stock from the price you paid. We also have a large number of outstanding warrants and stock options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these warrants or options are exercised, there will be further dilution. See "Dilution."

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps significantly, following this offering, including:

    - the demand for our common stock;

    - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

    - downward revisions in securities analysts' estimates or changes in general market conditions;

    - technological innovations by competitors or in competing technologies;

    - investor perception of our industry or our prospects; and

    - general technology or economic trends.

    In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in a securities class action litigation in the future. Such litigation often results in significant costs and a diversion of management's attention and resources and could harm our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

    If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of the common stock could significantly decline. All of the shares offered under this prospectus will be freely tradable in the open market, and

    -          additional shares may be sold immediately after this offering;

    - additional shares may be sold 90 days after the effective date of this offering; and

    - additional shares may be sold upon the expiration of 180-day lock-up agreements.

    For more information on these shares that will be available for sale into the public markets in the future, see "Shares Eligible for Future Sale."

    Deutsche Bank Securities Inc., as representative of the underwriters, may release any or all shares from the lock-up agreements at any time and without notice.

    Existing stockholders holding an aggregate of          shares of common
stock have the right to require us to register their shares of common stock with the Securities and Exchange Commission. If we register their shares of common stock, they can sell those shares in the public market. See "Description of Capital Stock--Registration Rights."

    After this offering, we intend to register approximately              shares
of our common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon issuance subject to the lock-up agreements described above.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

    Our Board of Directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our Board of Directors and our management regarding the application of the proceeds of this offering. See "Use of Proceeds."

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings, if any, for future growth and, therefore, do not anticipate paying any dividends in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements made under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                            ------------------------

    EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:

    - ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED;

    - REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE
      PREFERRED STOCK INTO       SHARES OF OUR COMMON STOCK UPON THE CLOSING OF
      THIS OFFERING; AND

    - REFLECTS THE FILING, AS OF THE CLOSING OF THIS OFFERING, OF OUR RESTATED CERTIFICATE OF INCORPORATION AND THE ADOPTION OF OUR AMENDED AND RESTATED BY-LAWS IMPLEMENTING CERTAIN PROVISIONS DESCRIBED BELOW UNDER "DESCRIPTION OF CAPITAL STOCK" AND THE RECEIPT OF STOCKHOLDER APPROVAL THEREFOR.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the              shares
of common stock that we are offering hereby will be approximately $ after deducting underwriting discounts and commissions and estimated offering expenses.

    We expect to use the net proceeds for working capital and general corporate purposes, including product development and sales and marketing. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. However, we have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, we intend to invest our net proceeds from the offering in short-time, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

    The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to create a currency for employee benefit purposes and possible future acquisitions.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Open Solutions as of December 31, 1999:

    - on an actual basis; and

    - on a pro forma, as adjusted basis giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock upon the closing of this offering and the issuance and sale of the shares of common stock offered by this prospectus, assuming an initial
      public offering price of $      per share, the mid-point of the range set
      forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and offering expenses.

This information should be read in conjunction with our financial statements and notes there to appearing elsewhere in this prospectus. This information also gives effect to the filing of our amended and restated certificate of
incorporation. This information excludes       shares of common stock issuable
upon exercise of outstanding options as of              , 2000, of which options
to purchase       shares of common stock were exercisable as of such date. This information also excludes 2,145,925 shares of Series F preferred stock sold on March 17, 2000 for an aggregate purchase price of $20,000,021.

                                                                AS OF DECEMBER 31, 1999
                                                              ---------------------------
                                                                              PRO FORMA
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   ------------
Mandatorily redeemable convertible preferred stock:
  Series A-2 preferred stock, $0.01 par value; 166,667
    shares authorized, 166,667 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and pro forma as adjusted basis...................  $    500,000   $
  Series B preferred stock, $0.01 par value; 1,736,250
    shares authorized, 1,627,917 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and proforma as adjusted basis....................     4,930,333
  Series C preferred stock, $0.01 par value; 1,375,000
    shares authorized, 1,263,889 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and pro forma as adjusted basis...................     5,731,482
  Series D preferred stock, $0.01 par value; 1,250,000
    shares authorized, 833,333 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and pro forma as adjusted basis...................     4,977,734
  Series E preferred stock, $0.01 par value; 746,157 shares
    authorized, 746,157 issued and outstanding actual; none
    authorized, issued or outstanding on a pro forma and
    proforma as adjusted basis..............................     5,944,940
                                                              ------------   ------------
                                                              $ 22,084,489
                                                              ============
Stockholders' equity (deficit):
  Series A-1 preferred stock, $0.01 per value; 1,000,000
    shares authorized, 1,000,000 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and pro forma as adjusted basis...................        10,000
  Series A-2 preferred stock, $0.01 par value; 416,666
    shares authorized, 416,666 issued and outstanding
    actual; none authorized, issued or outstanding on a pro
    forma and pro forma as adjusted basis...................         4,167
  Preferred stock, $0.01 par value; no shares authorized,
    issued or outstanding actual; 5,000,000 shares
    authorized, no shares issued and outstanding on a pro
    forma and pro forma as adjusted basis...................            --
  Common stock, $0.01 par value; 20,000,000 shares
    authorized, 2,637,226 issued and outstanding actual;
    40,000,000 shares authorized, 7,544,485 on a pro forma
    and       pro forma as adjusted basis shares issued and
    outstanding.............................................        26,372
  Additional paid-in capital................................     4,492,280
  Accumulated deficit.......................................   (21,080,788)
                                                              ------------   ------------
    Total stockholders' equity (deficit)....................   (16,547,969)
                                                              ------------   ------------
        Total capitalization................................  $  5,536,520
                                                              ============   ============

                                    DILUTION

    As of December 31, 1999, we had a net tangible book value of $      , or
$      per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth (tangible assets less liabilities) by the number of shares of common stock outstanding, after giving effect to the mandatory conversion of our convertible preferred stock upon the completion of this offering. After giving effect to the sale of the shares of common stock
offered hereby at an assumed initial public offering price of $      per share,
the mid-point of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of December 31,
1999, would have been approximately $      per share. This represents an
immediate increase in such pro forma net tangible book value of $      per share
to existing stockholders and an immediate dilution of $      per share to new
investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, accordingly. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............               $
  Pro forma net tangible book value per share as of
    ,  .....................................................    $
  Increase per share attributable to this offering..........
                                                                ---
Pro forma net tangible book value per share after this
  offering..................................................               $
                                                                           ---
Dilution per share to new investors.........................               $
                                                                           ===

    The following table summarizes, on a pro forma basis as of              ,
      , after giving effect to the conversion of all outstanding shares of our convertible preferred stock upon the closing of this offering, the difference between existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that the initial public offering
price will be $      , the mid-point of the range set forth on the cover of this prospectus.

    If the underwriters' over allotment option is exercised in full, the number
of shares held by existing stockholders will decrease to              , or
      % of the total number of shares of common stock after the offering.

                                                                TOTAL
                                    SHARES PURCHASED        CONSIDERATION       AVERAGE
                                   -------------------   -------------------   PRICE PER
                                    NUMBER    PERCENT     AMOUNT    PERCENT      SHARE
                                   --------   --------   --------   --------   ---------
Existing stockholders............                  %       $             %        $
New investors....................
                                     ---        ---        ---        ---
  Total..........................               100%                  100%

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected financial data set forth below as of December 31, 1999 and 1998, and for the three years ended December 31, 1999 are derived from our financial statements, which appear elsewhere in this prospectus and which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data set forth below as of December 31, 1997, 1996 and 1995 and for the two years ended December 31, 1996 are derived from our audited financial statements which are not included in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, included elsewhere in this prospectus.

                                                              YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                  1995       1996       1997       1998       1999
                                                --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license............................  $   213    $   801    $ 4,314    $ 6,276    $ 5,347
  Service and maintenance.....................       55        218      2,550      6,631      8,705
                                                -------    -------    -------    -------    -------
    Total revenues............................      268      1,019      6,864     12,907     14,052
Cost of revenues:
  Software license............................      223        507      1,160      1,503      1,567
  Service and maintenance.....................      477      1,530      3,150      5,755      6,261
                                                -------    -------    -------    -------    -------
    Total cost of revenues....................      700      2,037      4,310      7,258      7,828
Operating expenses:
  Sales and marketing.........................      398      1,051      2,132      3,711      3,960
  Product development.........................      661      1,060      1,902      2,300      4,149
  General and administrative..................      399        645      1,784      3,110      3,150
  Contract termination........................       --         --         --      1,265         --
  Transaction costs...........................       --         --         --      1,390         --
                                                -------    -------    -------    -------    -------
    Total operating expenses..................    1,458      2,756      5,818     11,776     11,259
Loss from operations..........................   (1,890)    (3,774)    (3,264)    (6,127)    (5,035)
Interest income (expense), net................       (5)       136        209        305        320
                                                -------    -------    -------    -------    -------
Net loss......................................  $(1,895)   $(3,638)   $(3,055)   $(5,822)   $(4,715)
                                                =======    =======    =======    =======    =======
Net loss per common share (basic and
  diluted)....................................
Weighted average common shares used to compute
  net loss per common share...................
Unaudited pro forma net loss per common share
  (basic and diluted).........................
Unaudited pro forma weighted average common
  shares outstanding..........................

                                                                  DECEMBER 31,
                                              ----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $ 3,914    $ 4,438    $ 7,596    $  3,182   $  5,225
Working capital.............................    3,570      4,901      6,198       1,548      3,008
Total assets................................    4,354      7,546     11,302       9,145     10,027
Long-term debt, less current portion........       --         --         58          --         --
Mandatorily redeemable convertible preferred
  stock.....................................    5,092     10,573     15,551      16,140     22,084
Stockholders' (deficit).....................   (1,253)    (4,779)    (7,826)    (12,018)   (16,548)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide electronic commerce platforms, Internet banking services and enterprise processing applications to community banks. Our clients can deploy a comprehensive integrated system that tracks a community bank's customer transactions, in real-time whether the transactions occur at the ATM, on the Internet or inside a community bank. Our system architecture uses an Oracle relational database that enables our community banks to provide better customer service and enhance customer relationship management.

    We were formed in May 1992 and released our first major product, The Complete Banking Solution, our enterprise processing application solution, in the second quarter of 1995. We began to offer and recognized revenue from the electronic commerce products and services within the Open Community Network in the first quarter of 2000.

    As of February 29, 2000, over 130 community banks have purchased The Complete Banking Solution or The Complete Credit Union Solution, of which 107 have been implemented. In addition, 31 of the above mentioned community banks purchased the eCommerce Banker, of which 20 have been implemented. Finally, 13 of the community banks that purchased an enterprise processing application also have purchased eCommerce Mart, of which three have been implemented.

    Substantially all of our historical revenue has been generated through the licensing of our enterprise processing applications to community banks and the provision of related services and maintenance. In 2000, we began to recognize revenue from the license of our eCommerce Banker Internet banking service. We have recently begun to deploy the eCommerce Mart component of the Open Community Network in conjunction with the eCommerce Banker to several community banks. In the future, we expect to derive a significant portion of our revenue from electronic commerce and

Internet banking related activities. The following table is a summary of our expected sources of revenue for future periods:

            REVENUE                              SOURCES                              PRODUCT
Software Licenses                Direct licensing fees are primarily      The Complete Banking Solution,
                                 associated with the enterprise           The Complete Credit Union
                                 processing applications. These fees are  Solution
                                 based on our client's asset size and
                                 number of accounts. Sublicensing fees
                                 are based on software license and
                                 marketing agreements with our strategic
                                 marketing partners.
Service and Maintenance Fees     Service fees include implementation and  The Complete Banking Solution,
                                 training fees and are based on our       The Complete Credit Union
                                 client's size and magnitude and the      Solution
                                 complexity of the project. This service
                                 is performed in conjunction with the
                                 installation of the software.
                                 Maintenance fees are based on a
                                 percentage of list price for the
                                 software license.
Application Service Provider     Monthly fees are collected from          eCommerce Mart, eCommerce
                                 community banks for providing a fully    Banker
                                 operational web hosting facility.
                                 Community banks may opt to purchase,
                                 for an additional charge, eMarketing
                                 services designed to encourage use of
                                 the electronic commerce and Internet
                                 banking services.
Electronic Commerce              Partner-suppliers pay a commission when  eCommerce Mart
Transactions                     purchases are made on Open Community
                                 Network. Commissions are based on the
                                 type and volume of the goods purchased
                                 by the customer and are shared between
                                 a community bank and Open Solutions.

    Support and maintenance agreements generally have a term of 12 months and are renewable annually. As of December 31, 1999, all users of our products were covered by support and maintenance agreements.

    We currently market our products in the United States directly and, through an alliance with Unisys Corporation, in Asia (except Japan), Africa, Australia and New Zealand. We have software license and marketing agreements with BISYS, Inc. and Connecticut On-Line Computer Center, Inc. Under these agreements, our strategic marketing partners use our products to provide enterprise processing application solutions to community banks on an outsourced basis. Under the agreement with BISYS Inc., we receive software license revenues that are recognized over a three-year period following the implementation by BISYS, Inc. of each of its clients' systems. Under the agreement with Connecticut On-Line Computer Center, Inc., software license fees are paid up to a maximum of $3.0 million, and revenues are recognized, upon implementation by Connecticut On-Line Computer Center, Inc. of each of its clients' systems. Under both the BISYS, Inc. and Connecticut On-Line

Computer Center, Inc. agreements, we receive annual support and maintenance fees on each installed system.

    The amount of revenue we will generate as a result of transactions conducted over the eCommerce Mart component of our Open Community Network is dependent on the terms of our agreements with our nationally recognized partner-suppliers and our community bank clients. Each of our agreements with our partner-suppliers provides for a commission to be paid by the partner-supplier on every product or service sold through our Open Community Network by that partner-supplier. Our agreements with our community bank clients allows us to share the commissions with them on a specific basis.

    We recognize revenue from the license of our software when a license agreement has been executed, fees are fixed and determinable and the software has been delivered. Software maintenance revenue is recognized ratably over the term of the maintenance contract and service revenue is recognized as services are performed. We recognize revenues under our agreements with our strategic marketing partners when the software is delivered to the strategic marketing partners' clients unless the fees have extended payment terms and in such case revenues are recognized as payments are received.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
Revenues:
  Software license..........................................    62.8%       48.6%       38.1%
  Service and maintenance...................................    37.2        51.4        61.9
                                                               -----       -----       -----
  Total revenues............................................   100.0       100.0       100.0
Cost of revenues:
  Software license..........................................    16.9        11.6        11.1
  Service and maintenance...................................    45.9        44.6        44.6
                                                               -----       -----       -----
    Total cost of revenues..................................    62.8        56.2        55.7
Operating expenses:
  Sales and marketing.......................................    31.1        28.7        28.2
  Product development.......................................    27.7        17.8        29.5
  General and administrative................................    26.0        24.1        22.4
  Contract termination......................................      --         9.8          --
  Transaction costs.........................................      --        10.8          --
                                                               -----       -----       -----
    Total operating expenses................................    84.8        91.2        80.1
Loss from operations........................................   (47.6)      (47.4)      (35.8)
Interest income.............................................     3.1         2.3         2.3
                                                               -----       -----       -----
Net loss....................................................   (44.5)%     (45.1)%     (33.5)%

    YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

    REVENUES. Revenues increased 8.9% to $14.1 million for 1999 from $12.9 million for 1998. Software license revenues decreased 14.8% to $5.3 million for 1999 from $6.3 million for 1998. This decrease of software license revenues was primarily due to a decreased number of new sales, primarily because of the impact of the year 2000 system concern which required community banks to be certified as compliant by the Federal Deposit Insurance Corporation by June 30, 1999. Once certified, any changes to a community bank's processing system would require re-certification.

Service and maintenance revenues increased 31.3% to $8.7 million for 1999 from $6.6 million for 1998. This increase in service and maintenance revenues was primarily due to an increase in the installed client base under support and maintenance agreements and an increase in implementation related services. Our installed client base was 106 at December 31, 1999 compared with 56 at December 31, 1998. Our backlog at December 31, 1999 was approximately
$8.1 million, which represented the unrecognized portion of contractually committed software license, implementation and maintenance fees.

    COST OF REVENUES. Cost of software license revenues consists primarily of sublicense fees paid on third-party software products that are sold with our enterprise processing applications, including the Oracle relational database product, amortization of capitalized software development costs, personnel costs and other costs to develop and produce media and documentation. We amortize capitalized software development costs over a three-year period. Cost of service and maintenance fees primarily consists of personnel and related facility expenses associated with implementation, training and consulting activities, and ongoing customer support and product maintenance activities.

    Total cost of revenues increased 7.8% to $7.8 million for 1999 from $7.3 million for 1998. As a percent of total revenues, total cost of revenues decreased to 55.7% for 1999 from 56.2% for 1998, reflecting higher total revenues.

    Cost of software license revenues increased 4.2% to $1.6 million for 1999 from $1.5 million for 1998. This increase was primarily due to increased personnel and facility costs to produce media and documentation offset by a decrease in license royalties. Cost of software license revenues as a percentage of software license revenues increased to 29.3% for 1999 from 23.9% for 1998. This increase was primarily due to a smaller software license fee revenue base over which to spread increased costs.

    Cost of service and maintenance revenues increased 8.8% to $6.3 million for 1999 from $5.8 million for 1998. This increase is primarily due to additional personnel expenses in the implementation and customer support departments. Cost of service and maintenance revenues as a percentage of service and maintenance revenues decreased to 71.9% for 1999 from 86.8% for 1998. This decrease was primarily due to a larger service and maintenance revenue base. We anticipate that the dollar amount of service and maintenance costs will increase in future periods as we expand our implementation staff to accommodate future growth.

    SALES AND MARKETING. Sales and marketing expenses primarily include personnel costs associated with our sales and marketing activities, including sales commissions, travel and related overhead, and expenses incurred in connection with trade shows, advertising, product literature and other promotional activities. Sales and marketing expenses increased 6.7% to $4.0 million for 1999 from $3.7 million for 1998. This increase was primarily due to an increase in consulting and recruiting fees and sales commissions offset by a decrease in advertising and promotions. Sales and marketing expenses as a percentage of total revenues decreased to 28.2% for 1999 from 28.7% for 1998. This decrease was primarily due to a larger revenue base over which to spread costs. We anticipate that the absolute dollar amount of our sales and marketing expenses will increase significantly in future periods as we plan to dramatically expand our sales force and increases advertising and promotional expenditures.

    PRODUCT DEVELOPMENT. Product development expenses consist of personnel and related overhead expenses for programmers and outside consultants involved in developing and maintaining new and existing software products. Product development expenses increased 80.4% to $4.1 million for 1999 from $2.3 million for 1998. This increase was primarily due to an increase in development personnel during the second half of 1999. We capitalized software development costs of $235,000 and $257,000 and capitalized costs of computer software development for internal use of $91,000 and $83,000, in 1999 and 1998, respectively. Product development expenses as a percentage of total revenues increased to 29.5% for 1999 from 17.8% for 1998. This increase was primarily due to the significant increase of costs spread over a marginal increase in the revenue base. We anticipate that product development costs will increase in absolute terms and future periods as we continue our development work on future releases of each component of the Open Community Network.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses primarily include personnel costs associated with the executive, administrative and finance staff, as well as outside professional fees and other administrative costs. General and administrative costs increased 1.3% to $3.2 million for 1999 from $3.1 million for 1998. This increase was primarily due to an increase in bad debt expense and professional service expenses offset by a decrease in personnel costs. We expect that the dollar amount of general and administrative costs will increase in future periods to accommodate anticipated growth as well as the incremental expenses associated with our added responsibilities as a public company. General and administrative expenses as a percentage of total revenues decreased to 22.4% for 1999 from 24.1% for 1998. This decrease was primarily due to a larger revenue base over which to spread costs.

    YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    REVENUES. Revenues increased 88.1% to $12.9 million for 1998 from $6.9 million for 1997. Software license revenues increased 45.5% to $6.3 million for 1998 from $4.3 million for 1997. This increase of software license revenues was primarily due to increased sales of the enterprise processing applications. Service and maintenance revenues increased 160.1% to $6.6 million for 1998 from $2.6 million for 1997. This increase in service and maintenance revenues was primarily due to an increase in implementation fees and, to a lesser extent, an increase in the installed base of clients under support and maintenance agreements. Our installed client base was 56 at December 31, 1998 compared with 22 at December 31, 1997. Our backlog at December 31, 1998 was approximately $10.7 million.

    COST OF REVENUES. Total cost of revenues increased 68.4% to $7.3 million for 1998 from $4.3 million for 1997. As a percent of total revenues, total cost of revenues decreased to 56.2% for 1998 from 62.8% for 1997, reflecting higher total revenues and improved utilization in the implementation, training and customer support functions.

    Cost of software license revenues increased 29.6% to $1.5 million for 1998 from $1.2 million for 1997. This increase was primarily due to an increase in the number of Oracle relational database licenses required to support a greater number of new installations and increased amortization of capitalized software development costs. Cost of software license revenues as a percentage of software license revenues decreased to 23.9% for 1998 from 26.9% for 1997. This decline was primarily due to a larger software license fee revenue base over which to spread costs.

    Cost of service and maintenance revenues increased 82.7% to $5.8 million for 1998 from $3.2 million for 1997. This increase is primarily due to the hiring of additional personnel in the implementation, training and customer support departments and to a lesser extent increased recruiting fees and depreciation. Cost of service and maintenance revenues as a percentage of service and maintenance revenues decreased to 86.8% for 1998 from 123.6% for 1997. This decrease was primarily due to a larger service and maintenance revenue base and improved utilization achieved in the implementation, training and support functions with a larger number of installations and a larger installed base.

    SALES AND MARKETING. Sales and marketing expenses increased 74.0% to $3.7 million for 1998 from $2.1 million for 1997. This increase was primarily due to an increase in sales and marketing department personnel, increased sales commissions paid on higher revenues, an increase in travel and entertainment expenses and an increase in advertising and promotion. Sales and marketing expenses as a percentage of total revenues decreased to 28.7% for 1998 from 31.1% for 1997. This decrease was primarily due to a larger revenue base over which to spread costs.

    PRODUCT DEVELOPMENT. Product development expenses increased 20.9% to $2.3 million for 1998 from $1.9 million for 1997 due to an increase primarily due to an increase in development personnel and increased recruiting expenses. Product development expenses as a percentage of total revenues decreased to 17.8% for 1998 from 27.7% for 1997. This decrease was primarily due to a larger revenue base over which to spread costs. We capitalized software development costs of $257,000 and $455,000 and capitalized costs of computer software development for internal use of $83,000 and $0, in 1998 and 1997 respectively.

    GENERAL AND ADMINISTRATIVE. General and administrative costs increased 74.4% to $3.1 million for 1998 from $1.8 million for 1997. This increase was primarily due to increased personnel costs, including the addition of personnel to support our growth, increased professional services and bad debt expense. General and administrative expenses as a percentage of total revenues decreased to 24.1% for 1998 from 26.0% for 1997. This decrease was primarily due to a larger revenue base over which to spread costs.

    CONTRACT TERMINATION. In January 1994, Open Solutions entered into an agreement with Banking Spectrum to license certain software products and for consulting and support services. In March 1998, Open Solutions and Banking Spectrum entered into an agreement that terminated their previous agreement. The agreement released Open Solutions from any future royalty payments to Banking Spectrum in exchange for a cash payment of $100,000 to Banking Spectrum and fully vested options to shareholders of Banking Spectrum to purchase 275,000 shares of Common Stock at and exercise price of $0.45 per share. The stock options were estimated by management to have a fair value of approximately
$1.6 million. Net of amount previously accrued, Open Solutions recorded a contact termination expense of approximately $1.3 million for the year ended December 31, 1998.

    TRANSACTION COSTS. During 1998, Open Solutions incurred $1.4 million in transaction costs associated with an initial public offering and merger transaction which were ultimately not completed.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    Our quarterly results have fluctuated significantly in the past, and we expect our quarterly results to fluctuate significantly in the future, particularly as our eCommerce Mart and eCommerce Banker applications become a larger part of our business. Some of the more significant factors that we believe will contribute to this fluctuation include:

    - the market for electronic commerce and Internet banking solutions are in an early stage of development and therefore demand for our products and services may be uneven;

    - the sales cycle for our enterprise processing application is typically longer than that for our other services;

    - the mix of revenue among licensing and service fees and transaction revenue may vary significantly over time;

    - the timing and market acceptance of new products or product enhancements by us or our competitors may impact our competitive position;

    - distribution channels through which our products are sold could change;

    - the timing of hiring additional sales and other key personnel and the speed at which such personnel become productive could impact our ability to increase revenues;

    - our operating expenses could change out of proportion to changes in our revenues;

    - we may not be able to anticipate or adapt effectively to developing markets and rapidly changing technologies; and

    - our prices or the prices of our competitors' products may change.

    The following table sets forth unaudited quarterly results of operations of Open Solutions for each of the quarters in the year ended December 31, 1999. In management's opinion, this unaudited information has been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with our financial statements and notes thereto included elsewhere this prospectus.

                                               MAR. 31, 1999   JUNE 30, 1999   SEPT. 30, 1999   DEC. 31, 1999
                                               -------------   -------------   --------------   -------------
                                                                       (IN THOUSANDS)
Revenues:
  Software license...........................      $2,557          $1,451         $   715          $   623
  Service and maintenance....................       2,598           2,534           1,782            1,792
                                                   ------          ------         -------          -------
    Total revenues...........................       5,155           3,985           2,497            2,415
Cost of revenues:
  Software license...........................         667             420             268              212
  Service and maintenance....................       2,023           1,871           1,247            1,120
                                                   ------          ------         -------          -------
    Total cost of revenues...................       2,690           2,291           1,515            1,332
Operating expenses:
  Sales and marketing........................       1,116             924             872            1,048
  Product development........................         742             643           1,213            1,550
  General and administrative.................         826             500             840              985
  Contract termination.......................          --              --              --               --
  Transaction costs..........................          --              --              --               --
                                                   ------          ------         -------          -------
    Total operating expenses.................       2,684           2,067           2,925            3,583
Loss from operations.........................        (219)           (373)         (1,943)          (2,500)
Interest income..............................          37             101             103               79
Net loss.....................................      $ (182)         $ (272)        $(1,840)         $(2,421)
                                                   ======          ======         =======          =======

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

    We do not engage in trading material market risk sensitive instruments or purchasing material hedging instruments or "other than trading" instruments that are likely to expose Open Solutions to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We have not purchased options or entered into swaps of forward or futures contracts.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily from the sale of preferred stock and other financing events. We had net working capital of $3.0 million at December 31, 1999, including cash and cash equivalents totaling $5.2 million.

    Cash used in operating activities was $3.3 million, $3.1 million and $1.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. Cash used in operations in 1999 was primarily due to net losses and a decrease in deferred revenue, partially offset by a decrease in accounts receivable. Cash used in operations during 1998 and 1997 was primarily due to net losses and an increase in accounts receivable partially offset in each period by increases in short-term liabilities, including deferred revenues and, in 1997, a reduction in deferred project costs.

    Cash used in investing activities was $769,000, $1.7 million, and $812,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Cash used during such periods was to acquire property and equipment and for capitalized software development costs. We currently have no significant capital spending or purchase commitments, except for continued costs relating to new product development and purchase of property and equipment and furniture and fixtures to support our anticipated growth in headcount

    Cash provided by financing activities was $6.1 million, $342,000 and $5.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. During 1999 and 1997, we received $5.9 million and $5.0 million, respectively, of net proceeds from the sales of preferred stock. In 1998, we received $588,000 of proceeds from the exercise of warrants. In addition, on March 17, 2000 we closed the sale of 2,145,925 shares of our Series F preferred stock, which resulted in the receipt of gross proceeds of $20,000,021 million.

    We believe that the proceeds generated by the sale of our common stock in this offering and cash and cash equivalents on hand will be sufficient to meet our working capital requirements for at least the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

    In November 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges ("SAB 100"). In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 100 expresses the views of the Securities and Exchange Commission staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. We do not expect the provisions of SAB 100 to have a material impact on our financial statements. SAB 101 expresses the views of the Securities and Exchange Commission staff in applying generally accepted accounting principles to certain revenue recognition issues. We do not expect the provisions of SAB 101 to have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW

    We provide a comprehensive system that integrates electronic commerce, Internet banking and enterprise processing applications for community banks. Our Open Community Network allows our clients to use technology and the Internet to expand their customer relationships and generate new profitable revenue streams. We help promote electronic commerce transactions centered around our community bank clients and the trust, affinity and frequent interactions they have with their customers.

    We provide our Open Community Network on a completely outsourced and customized basis. Our application service provider model allows our community bank clients to quickly and cost-effectively deploy electronic commerce and Internet banking platforms without needing to dedicate significant technical or capital resources.

    Our proprietary technology uses a Windows NT-based architecture and an Oracle relational database. This architecture gives our clients real-time transaction processing capabilities with increased speed, ease of use, functionality and scalability. Our technology platform also enables our clients to use advanced techniques such as data mining and collaborative filtering, so that they may provide their customers with better service and increase the effectiveness of their electronic commerce related marketing efforts.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

    Businesses and consumers are taking increasing advantage of the Internet's ability to facilitate transactions by conducting more commerce over the Internet. GartnerGroup estimates that revenues from worldwide business to business electronic commerce will increase from approximately $145 billion in 1999 to more than $7 trillion in 2004, which will represent 7% of the forecasted $105 trillion total global sales transactions. According to Forrester Research, revenues from business to consumer electronic commerce in the United States will increase from approximately $18 billion in 1999 to more than $108 billion in 2003.

    GROWTH OF SMALL BUSINESS ELECTRONIC COMMERCE

    Transactions among small businesses are a significant and rapidly growing segment of the electronic commerce market. International Data Corporation estimates that small businesses will account for approximately $107 billion in electronic commerce in 2002, an increase from approximately $6 billion in 1998. Small businesses are increasingly looking to the Internet as a cost-effective and efficient way to procure goods and services to conserve their limited time and resources.

    FINANCIAL INSTITUTIONS AND THE ROLE OF THE INTERNET

    Rapid advances in technology and the widespread adoption of the Internet are fundamentally changing the ways that financial services firms approach their markets, conduct their business and interact with their customers. For example, International Data Corporation estimates that there were approximately
12 million users banking over the Internet in 1999 and projects that number to increase to over 39 million in 2003. Additionally, Meridien Research estimates that by 2003, the Internet will deliver more than 60% of all electronic banking transactions to small businesses.

    COMMUNITY BANKS TODAY

    Community banks represent the largest segment of the financial services industry. According to the Federal Deposit Insurance Corporation and the National Credit Union Administration, currently there are approximately 20,000 small to mid-size commercial banks, thrifts and credit unions with assets less than $3 billion. Community banks have historically been major focal points of commerce in their immediate communities, concentrating on meeting the needs of small businesses and consumers. According to the American Bankers Association, small businesses hold approximately 27% of community retail bank deposits and the average community bank has an average of approximately 950 small business checking accounts.

    Community banks have been slower to adopt new technologies and Internet applications than their larger counterparts. According to Online Banking Report, over 50% of the largest banks in the United States offer Internet banking. By contrast, only approximately 5% of community banks currently offer Internet banking. Generally, community banks have smaller in-house technical staffs and may find it difficult to monitor their systems for regulatory and security concerns and to train and support their customers on the use of the systems. Additionally, many of community banks rely upon 20 to 30 year old legacy systems, often provided by a service bureau on an outsourced basis, to perform their enterprise processing. Many legacy systems cannot be integrated with multiple Internet-based interfaces without significant expense and operational disruption, or at all. Community banks may also be reluctant to make the significant initial investments required to implement these systems and maintain security and redundancy for them.

    We believe that community banks have traditionally competed on the basis of personalized service and their long-standing community relationships and reputations. Community banks face increased competitive pressures in today's rapidly-evolving financial services market. Changing federal regulations permit non-traditional competitors, such as insurance and mutual fund companies, to provide traditional banking services. Additionally, community banks' traditional customers are becoming more technologically sophisticated and are beginning to demand Internet banking and other online value-added services, many of which are being provided by these institutions' larger competitors. Finally, community banks face declining profitability in their traditional banking services and are seeking additional revenue streams that offer higher margins.

OUR MARKET OPPORTUNITY

    We believe that we have a significant opportunity to provide community banks with a complete, integrated, outsourced solution that offers a platform for electronic commerce and Internet banking as well as advanced enterprise processing applications. Some of the factors driving this opportunity include:

    - Community banks have an opportunity to generate additional revenue streams by facilitating their customers' business to business and business to consumer electronic commerce transactions.

    - Community banks hope to use new technology as a tool to improve their competitive position.

    - Community banks need cost-effective means to meet their customers' demand for Internet banking and other online financial services quickly and on an outsourced basis.

    - Community banks need enterprise systems that are capable of handling the increased demands placed on them by the rapidly changing market landscape.

OUR SOLUTION

    We provide electronic commerce, Internet banking and enterprise processing application solutions to community banks. Through our Open Community Network we allow our clients to use technology and the Internet to strengthen and better manage their customer relationships and generate new profitable revenue streams. In addition to providing comprehensive, integrated, real-time Internet banking and back-end processing capabilities, we promote electronic commerce transactions centered around our community bank clients and the trust and affinity they share with their customers. Our solution enables increased functionality, ease of use and ultimately enhanced customer relationship management capabilities. In addition, implementation is cost-effective, rapid and easy. The three primary components of our integrated Open Community Network are:

    - ECOMMERCE MART-an electronic commerce platform which facilitates business to business and business to consumer transactions between over 40 nationally recognized partner-suppliers and a community bank's customers;

    - ECOMMERCE BANKER-a cost-effective and easy to use suite of Internet banking products and services, which enables our clients' customers to conduct their banking transactions online; and

    - THE COMPLETE BANKING SOLUTION/THE COMPLETE CREDIT UNION SOLUTION-an open architecture enterprise processing application, which uses a real-time relational database and runs the core processing operations of a community bank.

    We believe that the combination of our enterprise processing application and the electronic commerce and Internet banking components of our Open Community Network, position us as the only provider of an integrated end-to-end real-time system for community banks. Our solution:

    OFFERS NEW PROFITABLE ELECTRONIC COMMERCE REVENUE STREAMS TO OUR COMMUNITY
     BANK CLIENTS

    Our Open Community Network uses Internet banking to aggregate buyers and sellers within an electronic commerce platform that is centered around our community bank clients and the trust and affinity they have developed with their customers. By aggregating a community bank's customers and nationally recognized partner-suppliers, the Open Community Network allows our clients to capture revenues from purchases that are made online through a transaction fee paid to them by our partner-suppliers. This allows our clients to leverage their existing customer relationships and use interactive technology to turn their Internet banking activities into a profit center rather than an incremental cost center. Our solution is also designed to allow community banks to deploy additional revenue-producing services in the future.

    OFFERS SIGNIFICANT BENEFITS OF ELECTRONIC COMMERCE TO OUR CLIENTS' SMALL BUSINESS CUSTOMERS AND OUR PARTNER-SUPPLIERS

    By fully utilizing the Internet, the small business customers of community banks are able to save time and money. Small business customers can fulfill substantially all of their procurement needs through our Open Community Network because of the variety of goods and services offered by the many partner-suppliers. We aggregate nationally recognized partner-suppliers and encourage them to provide their best rates to our clients' customers. This enables smaller and mid-sized businesses to obtain the same discounts on goods or services that larger, more established companies receive. Small businesses are also able to use our automated debit system over our Open Community Network, which reduces time and expense associated with processing purchase orders and checks.

    Partner-suppliers also reduce their costs by using our Open Community Network. We serve as a buying consortium to the nationally recognized partner-suppliers that cannot cost-effectively market and successfully service small business customers. By aggregating small business customers, we reduce our partner-suppliers advertising costs. Small business customers were traditionally targeted through costly direct mail or media outlets. With our Open Community Network, partner-suppliers can tailor their products or services for higher transaction volume, higher retention and repeat purchases with little additional promotional expense.

    IS COMPREHENSIVE, COST-EFFECTIVE AND COMPLETELY OUTSOURCED FOR OUR COMMUNITY
     BANK CLIENTS

    We provide community banks with a cost-effective, comprehensive, easy to use system that enables our clients to quickly deploy technologies that address their competitive concerns. Our application service provider model allows our clients to immediately and cost-effectively meet their customers' demands for Internet banking capabilities and electronic commerce without significant capital expenditures. Both our Internet components and our enterprise processing application can be quickly and easily integrated with existing third-party applications. Our clients can join our Open Community Network and within days begin offering electronic commerce and Internet banking services. There is no implementation cost for the deployment of our Internet suite of products nor do we charge a per-user fee for our clients' customers use of eCommerce Banker. We believe our application service provider pricing model is less expensive than other Internet solutions offered to community banks. In addition, we believe our enterprise processing applications are less expensive to maintain than older legacy systems or upgrading existing processing systems.

    OFFERS ENHANCED CUSTOMER RELATIONSHIP MANAGEMENT TO COMMUNITY BANKS THROUGH REAL-TIME PROCESSING AND RELATIONAL DATABASE

    Community banks can use real-time customer profiling and collaborative filtering techniques to analyze a customer's transaction behavior whether it is on the Internet, by telephone, at the ATM or at a community bank branch. Our clients can quickly offer cross-selling and up-selling opportunities to their customers through improved methods of capturing information. In addition to direct marketing, customer service is improved. For example, a teller can provide instant customer identification and recognition during a transaction, decreasing processing time and adding a personal touch to the transaction.

    STRENGTHENS COMMUNITY RELATIONSHIPS BETWEEN OUR CLIENTS AND THEIR CUSTOMERS

    Our Open Community Network allows community banks to leverage their greatest asset, their long-standing trusted customer relationships. Our solution provides the technological functionality and conveniences offered by larger banks. Our solution allows community banks to customize their web sites in order to enable them to offer electronic commerce and Internet banking services with a look and feel that preserves their unique brand identity. In addition, we are able to more closely identify our clients with other prominent community institutions such as schools, churches and local businesses by including information about such institutions, and even links to such institutions' web sites, on a community bank's branded network. In addition, we allow a community bank to promote local businesses by allowing them to participate as a local supplier on our Open Community Network. We offer the choice to our clients' customers of purchasing an item from a nationally recognized partner-supplier or from a local store.

OUR STRATEGY

    Our objective is to be the leader in providing integrated electronic commerce, Internet banking and enterprise processing application solutions to community banks. To pursue our objective we intend to:

    CONTINUE TO EXPAND MARKET SHARE. We intend to dramatically increase our sales and marketing efforts to offer our Open Community Network to community banks by increasing the size of our direct sales force and the number of our strategic marketing partners. We also intend to create greater recognition of the Open Community Network brand name by building positive product awareness with increased advertising, attendance at industry trade shows and targeted direct marketing.

    We have established strategic marketing alliances with BISYS, Inc. and Connecticut On-Line Computer Center, Inc., under which they provide outsourced processing services to community banks using our enterprise processing applications. We plan to continue to jointly market our systems with our outsourcing partners to expand our customer base. We intend to enter into additional strategic alliances to increase our channels of distribution.

    INCREASE PENETRATION OF OUR EXISTING CLIENTS. We intend to actively market our complete Open Community Network solution to those of our existing clients that currently use only part of our solution. We believe that we have many cross-selling and up-selling opportunities to provide our clients with the completely integrated end-to-end system.

    INCREASE ELECTRONIC COMMERCE ACTIVITY ON OUR OPEN COMMUNITY NETWORK BY:

    - INCREASING THE NUMBER OF PARTNER-SUPPLIERS. We will continue to pursue nationally recognized partner-suppliers to enter into non-exclusive agreements to provide high quality items at the lowest price to our clients and their customers. We also intend to introduce additional revenue-producing services through our Open Community Network such as insurance and online lending, through additional partnering relationships. For example, in February 2000, we signed an agreement with Stockwalk.com, Inc. to provide brokerage services to our clients' customers.

    - PROVIDING GREATER CONTENT AND CUSTOMIZATION. We will offer new items on our Open Community Network, such as community news, online fundraising, book drives and local community interests. We also intend to add new features that will offer our clients more customization options in order to determine the look and feel of their Internet site and its branding.

    - INCREASED ELECTRONIC COMMERCE MARKETING ACTIVITY. We will continue to use our marketing services, our pre-packaged software that can be customized for our clients with their branded promotional templates and advertising enhancements, to help a community bank encourage its customers to use our Open Community Network.

    EXPAND THE FEATURES AND FUNCTIONS OF OUR OPEN COMMUNITY NETWORK. We intend to add a variety of other features to our Open Community Network that will make it easier for small businesses to purchase goods and services electronically through improved automated processing technology. We intend to provide added levels of security and purchasing controls for our eCommerce Mart to better manage the purchasing process of small businesses. We also intend to improve the commercial functionality of our eCommerce Banker to help serve the needs of our clients' small business customers.

    EXPAND OUR TARGET MARKETS. As insurance companies, financial services firms, and mutual fund companies begin to compete with community banks by providing traditional banking and cash management services, we intend to focus additional sales and marketing efforts on these new entrants to the market. We also intend to expand our presence in markets outside the United States, by adding foreign language content, and localizing and translating our Open Community Network user interface. We expect that our international expansion will most likely be accomplished through strategic alliances. We have recently gained two customers in Asia through our alliance with Unisys Corporation.

    ACQUIRE COMPLEMENTARY PRODUCTS, SERVICES AND BUSINESSES. In an effort to expand target markets, increase market share and increase the content of the Open Community Network, we intend to pursue acquisition opportunities in the areas of enterprise processors and local electronic commerce enabled enterprise providers, as well as of companies or technologies that may enable us to increase the functionality or content of our Open Community Network.

PRODUCTS AND SERVICES

    Our Open Community Network consists of eCommerce Mart, eCommerce Banker and our enterprise processing applications, The Complete Banking Solution and The Complete Credit Union Solution. All components of our Open Community Network may be purchased separately. However, if a community bank uses all components of our Open Community Network it benefits from our seamlessly integrated system and obtains comprehensive real-time processing of all its customers' transactions. Our eCommerce Mart and eCommerce Banker services interact with most enterprise processing applications currently deployed by community banks.

    ECOMMERCE MART

    eCommerce Mart is a destination within our Open Community Network where our clients' customers can purchase goods and services online from over 40 nationally recognized partner-suppliers. eCommerce Mart is designed to uniquely address the purchasing needs of our clients' small business and individual customers. "My Business" and "My Personal," two distinct locations within the eCommerce Mart, are designed to address the particular purchasing needs of each group. For example, "My Business" contains office supplies, computers and other goods needed to run a small business.

    For every electronic commerce transaction processed in eCommerce Mart, we receive a fee from our partner-suppliers which we share with community banks. Our clients pay a low monthly fee to access Internet markets that connect our nationally recognized partner-suppliers with community banks' customers. There is no added cost to our clients for their customers' use of the eCommerce Mart.

    Some of the features of our eCommerce Mart include:

    - ONLINE PURCHASING AND ORDERING. A community bank's customers can browse catalogs, select items and place orders online.

    - SIMPLE APPROVALS. A community bank's small business customers can simplify the purchasing process and improve spending control by establishing approval policies that automatically filter and manage purchase requests.

    - ORDER TRACKING. Purchasing information is automatically captured, enabling customers to track and monitor requests and orders through all stages of the purchasing process.

    - POWERFUL REPORTING. Purchasing information is captured on an individual and company-wide level according to the customer's specifications allowing a small business customer to monitor budgets and gain insights into buying habits and patterns.

    - STATE-OF-THE-ART SECURITY. User roles, passwords, and encryption provide security for the customer's accounts, information and transactions.

    - INTEGRATION WITH COMMUNITY BANKS. Payment for electronic commerce transactions can be debited directly from a customer's existing account.

    EMARKETING SERVICES

    We interact with our community bank clients to promote usage of eCommerce Mart by their customers through our eMarketing services. We develop customized promotional templates and specialized advertising for our community bank clients to help generate electronic commerce transactions. Our eMarketing manager works with our clients and their local printer to develop brochures, statement inserts, banners and other advertising materials featuring our clients' logo that directly market eCommerce Mart to their customers. We also assist our community banks in providing electronic messages to their customers that remind them of special sales offers from partner-suppliers.

    ECOMMERCE BANKER

    eCommerce Banker permits a community bank to choose from a wide menu of financial services that may be provided to customers over the Internet, including:

    - ACCOUNT INFORMATION. Customers can view balance information for checking and savings accounts, certificates of deposit, lines of credit, automobile loans and mortgage loans. Customers can also view year-to-date interest accrued or paid, interest rates and deposit maturity dates.

    - CASH MANAGEMENT. Business customers can monitor their accounts, make tax payments and execute automated clearing house or wire transfers. We also provide a cash concentration function, which periodically sweeps cash from several accounts into a single interest-bearing account.

    - FUNDS TRANSFER. Customers can transfer funds among accounts and establish real-time electronic bill payment.

    - COMPATIBILITY WITH PERSONAL FINANCIAL MANAGEMENT SOFTWARE. Popular personal financial management software, such as Intuit
      Quicken-Registered Trademark- and Microsoft Money-Registered Trademark-, is automatically synchronized with recent transactions.

    - BILL PAYMENT. Customers can pay bills electronically 24 hours a day, seven days a week and can establish future and recurring payments.

    - SECURE MESSAGING. Customers can communicate with a community bank through secure encrypted message systems.

    - ADDITIONAL FEATURES. Customers can reorder paper checks, request an account statement or contact community bank personnel by e-mail.

    Our Internet banking application supports the open financial exchange standard, which enables the system to interface to community bank services that use a variety of devices to originate customer transactions. These administrative components will include the ability for community banks' customers and potential customers to submit account applications in a secure environment. Also, community banks can automatically generate e-mail responses to customer applications, update product interest rates and terms and receive customer-specific marketing and data analysis.

    THE COMPLETE BANKING SOLUTION AND THE COMPLETE CREDIT UNION SOLUTION

    The enterprise processing application component of the Open Community Network, The Complete Banking Solution or The Complete Credit Union Solution, provides a comprehensive real-time open architecture system capable of managing all of a community bank's core processing requirements. When combined with the eCommerce Mart and the eCommerce Banker our enterprise processing application provides the only end-to-end real-time system where the community bank and its customers can conduct electronic commerce and Internet banking on a cost-effective basis. Our enterprise processing application permits the community bank and its customers to view their transactions immediately, whether the transactions occur over the telephone, on the Internet, at the ATM, inside the community bank or at an external debit location.

    Our enterprise processing application features an Oracle relational database and an open 32-bit Microsoft Windows NT-based architecture. The relational database allows community banks to compile specific information about their customers to determine profitability by customer as well as by product. This information allows our community bank clients to market directly to their customers. The Windows NT-based architecture does not require any proprietary hardware components. Our enterprise processing application features multi-level security that takes advantage of the features of the underlying architecture.

    Our enterprise processing application is less expensive to install or maintain than most legacy systems. It can be easily integrated with third party applications or can be combined with our eCommerce Banker and our eCommerce Mart to provide a comprehensive solution that can immediately retrieve valuable customer information for specifically targeting customers with cross-selling or up-selling opportunities.

    Some of the key features of our enterprise processing application include:

- Customer Service                         - External File Manager
- Comprehensive Lending                    - Direct Payroll Processing
- Depository System                        - General Ledger Interface
- Teller Application                       - External File Manager
- Bank and Branch Operations               - Product Manager
- End of Day Production                    - IRS/Year-End Reporting
- Executive Information                    - Forms Integration

    The features of our enterprise processing application offer a comprehensive real-time view of each customer relationship. These features enable community banks to provide better customer service by having the customer's picture, signature recognition and profitability characteristics available to tellers and officers instantaneously.

    TRAINING AND SUPPORT SERVICES

    We provide comprehensive training services and support to our clients. In addition to helping customize the Internet components of our Open Community Network, we assist our clients in training their customers for Internet banking and electronic transactions. We provide education and training programs either at our headquarters or on-site to our clients. We assign a team to convert a community bank's current account data to the relational database for our enterprise processing applications. We provide immediate telephone response service during normal working hours and on-call support 24 hours a day, seven days a week for all components of our Open Community Network. In addition, we offer remote product support services whereby our support team directly connects to our client's server to troubleshoot or perform routine maintenance.

ONLINE STRATEGIC PARTNER-SUPPLIERS

    We have non-exclusive alliances with over 40 nationally recognized partner-suppliers that provide goods and services online to a community bank's customers through our eCommerce Mart. These alliances are principally designed to meet the buying needs of the small businesses, although we also offer significant electronic commerce options designed for the individual consumer. We select our partner-suppliers according to quality of products, the breadth of their product offerings, their national reputation, and the reliability of their online purchasing capabilities. Some of the products available include books, computers and office supplies. Our partner-supplier agreements allows us to bring the best prices of nationally recognized product offerings to the small business customer while preserving the relationship that the customer may have with the local vendor. By offering this flexibility in our eCommerce Mart we allow the small business purchaser to have a host of purchasing options that they may not find in other electronic commerce systems.

    "My Business" partner-suppliers are:

Borders Books         eDestiny            McAfee Software     TimeBills.com
Business Book Review  ePrint Press        Now Docs!           TotalOfficeSupply.com
Coffee Direct         eStamp              Office Max          VarioISP.Services
Crucial Technology    Hardware Street     Offices-2-Share     @Backup
Dell Computer         Jobs Online         Shop 121

    "My Personal" partner-suppliers are:

Amazing Baskets        DVD Express          Great Coffee         The Sharper Image
Buyers Reward          Eve Cosmetics        iBaby.com            Toys R Us
Cars Direct            Every CD             Omaha Steaks         uBid.com
Cooking.com            Express Auto Parts   Outpost.com          Varsity Books
CVS Pharmacy           Flower.com           Pet Quarters         Warner Bros.Studio
Disney Store Online    Golf Essentials                           Store

SALES AND MARKETING

    We market our Open Community Network primarily through a direct sales force and through a selected group of strategic marketing partners. As of February 29, 2000, our direct sales force was comprised of 18 salespersons. Our sales force is divided by geographic areas of coverage, as well as applications expertise. We also employ a team of two individuals who are focused on the development of additional partnerships within the eCommerce Mart. In addition, our sales force is complemented by five application specialists, all of whom have extensive experience in Internet banking and banking technology, that provide pre-sales support to potential clients on product information and deployment capabilities. We plan to dramatically expand our direct sales force and business development team during 2000.

    Our marketing program includes:

    - direct mail;

    - telemarketing;

    - eMarketing services with their clients, including pre-packaged promotions;

    - advertising in banking trade journals and periodicals;

    - disseminating our quarterly newsletter "Open View;" and

    - participating in seminars and trade shows.

    Historically, a significant portion of community banks have chosen to satisfy their information technology needs through service bureaus. To address this market, we have entered into software license and marketing agreements with BISYS, Inc. and Connecticut On-Line Computer Center, Inc. Both of these companies act as service bureaus to provide outsourced processing services to third parties using the enterprise processing applications of our Open Community Network. We have also entered into a software license agreement with Unisys Corporation to integrate and sublease our products under the Unisys brand in Asia (except Japan), Africa, Australia and New Zealand.

    Under our agreements with these strategic marketing partners, we receive a license fee or royalty payment based on the asset size of the third party using our applications. Our agreement with BISYS, Inc. provides BISYS, Inc. the exclusive right to market on an outsource basis the enterprise processing applications of the Open Community Network in the United States, except for a limited number of local and regional providers. Our agreement with Connecticut On-Line Computer Center, Inc. provides them with the exclusive right to market on an outsource basis the enterprise processing applications of the Open Community Network to community banks in Connecticut, Vermont, New Hampshire, Maine, Massachusetts, Rhode Island and New York.

COMMUNITY BANK CLIENTS

    Our clients are primarily community banks, typically with fewer than ten branches, that serve the banking needs of local small businesses and consumers. These community banks are often the primary local providers of savings accounts and consumer, mortgage and commercial loans in the markets they serve. The majority of our clients are located in the northeast region of the United States, although we are expanding in other regions. As of February 29, 2000, over 130 community banks purchased one or more components of our Open Community Network, of which 107 have been implemented.

    Our top ten community bank clients based on our 1999 revenue were:

- Provident Savings Bank, FSB (CA)         - First Bank (ID)
- Evangelical Christian Credit Union (CA)  - Cameron Savings and Loan Association
                                             (MO)
- Key Bank and Trust (MD)                  - First Bancorporation (WI)
- First Savings Bank of Perkasie (PA)      - Darby Bank and Trust Co. (GA)
- Harleysville Savings Bank (PA)           - OBA Federal Savings and Loan
                                             Association (MD)

    No client accounted for more than 10% of our revenues in the year ending December 31, 1999.

STRATEGIC RELATIONSHIPS

    TECHNOLOGY

    We have major technological alliances with an Oracle Corporation, Compaq Computer Corporation and Microsoft Corporation. We are a reseller of Oracle relational database. We receive from Oracle Corporation promotional fees for each enterprise processing application sold. We created our enterprise processing application on an open-based architecture system in a 32-bit Microsoft Windows NT environment to run on Microsoft's Commerce Server. Compaq Computer Corporation provides the server technology for our Open Community Network.

    We work closely with Oracle Corporation and Compaq Computer Corporation on joint marketing efforts. These efforts include collaboration on product marketing, participation in seminars, joint client presentations, and links in our Open Community Network. Oracle Corporation also provides us with promotional fees for each trade show we attend where we promote their relational database. We devote the significant time and attention of our senior management to making these partnerships successful.

    THIRD-PARTY APPLICATIONS

    The open architecture of our enterprise processing application facilitates the integration of third-party applications to complement our Open Community Network. We also have third-party applications that provide some of the features of our enterprise processing application. We offer various third-party applications for use with our enterprise processing application, such as:

    - asset/liability management;

    - check and statement imaging;

    - collection management;

    - disaster recovery planning;

    - general ledger;

    - voice response;

    - loan origination; and

    - online ATM interface.

    These applications are provided by service providers, including IPS-Sendero (a wholly-owned subsidiary of Fiserv, Inc.), Regency Voice Systems, Inc. and Financialware, Inc. We have a strategic alliance agreement with HNC
Software Inc. to cross market our financial services products. HNC
Software Inc. provides third-party applications, such as general ledger and profitability software, to profile customers and predict what other products may be of value to those customers. These applications work with our enterprise processing application. We receive a fee for each HNC Software Inc. application sold with our enterprise processing application.

PRODUCT DEVELOPMENT

    We plan to continue to invest significant resources to maintain and enhance our current product and service offerings. Our efforts are focused on developing:

    - enhanced functionality of our Open Community Network through the development of additional features for eCommerce Mart and eCommerce Banker;

    - software updates for new versions of the Windows NT operating system and an Oracle relational database; and

    - tools to automate the process of converting a client's legacy data to our Open Community Network.

    As of February 29, 2000, we employed a staff of 43 employees engaged in product development. We intend to significantly increase our product development head count during 2000.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Our license agreements contain provisions which limit the number of users, state that title remains with Open Solutions and protect confidentiality. We presently have no patents or patent applications pending.

COMPETITION

    We believe that we face three basic levels of competition in our market. The first is competition from companies that are offering different electronic commerce solutions to our community banks' customers. The second is competition from companies offering competitive Internet banking applications, either on an out-source basis or with licenses. The third is competition from companies that offer enterprise processing applications or solutions to community banks. All of these markets are highly competitive. We believe that the major factors affecting customer decisions in our markets are flexibility, operating effectiveness, industry trust, price and scalability.

    We face competition from companies that are targeting small businesses in the electronic commerce market. These competitors provide procurement solutions to small business by aggregating purchasers and suppliers to facilitate transactions through the Internet. Some of the competitors of eCommerce Mart include: Works.com, Inc., Allbusiness.com, and American Express Small Business Services.

    Portions of the Internet banking market are becoming increasingly competitive. A number of banks have developed and others may in the future develop, Internet banking services in-house. Because the Internet is expected to grow significantly in the coming years, we anticipate continued strong competition. Some of the competitors of eCommerce Banker include: Digital Insight Corporation, nFront Inc., Funds Express Financial Network, Online Resources and Communications Corporation, and Q-Up Systems, Inc.

    In the enterprise processing applications market, we compete directly with a number of firms including large, diversified computer software companies and independent suppliers of software products. We also compete with other enterprise processing alternatives, including in-house applications, which were either developed internally or purchased from third-party vendors, and outsourcing, either as a part of a total outsourcing solution or through a service bureau arrangement. Some of the competitors of The Complete Banking Solution or The Complete Credit Union Solution include: Prologic Corporation, Fiserv, Inc., NCR Corporation, Electronic Data Systems Corporation and
BISYS, Inc.

INFRASTRUCTURE AND FACILITIES

    All of our communications and network equipment is located in our corporate headquarters in Glastonbury, Connecticut. We have preventive maintenance plans, which include periodic equipment and software testing, data monitoring and maintaining records of system errors. We have 24 hour monitoring and engineering support. Our facilities have emergency back-up generators and communication lines. In the event of an emergency, we have a contingency plan to provide services through a nationally recognized emergency service provider.

    We lease approximately 32,000 square feet of space in Glastonbury, Connecticut. The lease for 22,000 square feet expires in 2003, the lease for 6,000 square feet expires in 2001, and the lease for 4,000 square feet expires in 2000.

PRIVACY POLICY

    We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. We have adopted a detailed privacy policy that outlines how we use information concerning our clients and their customers and the extent to which third parties may have access to this information. We do not sell or rent any personally identifiable information about our clients or their customers to any third party. We use the information about our clients and their customers for internal purposes only in order to improve our marketing and promotional efforts, to statistically analyze site usage, and to improve content, product offering and site layout.

    The privacy provisions of the recently-enacted Gramm-Leach-Bliley Act, which become effective in November 2000:

    - may bar financial institutions from disclosing to unaffiliated third parties nonpublic personal information collected from consumers;

    - require financial institutions to develop and disclose consumer privacy policies;

    - empower federal regulators with the authority to regulate information sharing and enforce the provisions of the law; and

    - expressly allow states to pass stricter financial privacy laws.

    Federal regulations implementing the statute are being developed. Since we are likely to be subject to existing regulations for service bureau operations supporting financial institution transactions and data, we may be required to amend our privacy policy to comply with current and future regulations and guidelines promulgated by the Federal Financial Institutions Examinations Council.

GOVERNMENT REGULATION

    The financial services industry is subject to extensive and complex federal and state regulation. Our current and prospective community banks clients, operate in markets that are also subject to rigorous regulatory oversight and supervision. Our clients must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them, including those under federal and state truth-in-lending and truth-in-deposit rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act and the Community Reinvestment Act. The compliance of our products and services with these requirements depends on a variety of factors including the particular functionality, the interactive design and the classification of the client. Our clients must assess and determine what is required of them under these regulations and are responsible for ensuring that our system and the design of their site conform to their regulatory needs. We do not make representations to clients regarding applicable regulatory requirements, and rely on each client to identify its regulatory issues and to adequately specify appropriate responses. It is not possible to predict the impact that any of these regulations could have on our business.

    We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. We are subject to examination by the Federal depository institution regulators under the Bank Service Company Act and the Examination Parity. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination. We are also subject to encryption and security export laws and regulations which, depending on future developments, could render our business or operations more costly, less efficient or impossible.

    Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as by requiring us to comply with data, record keeping and other processing requirements. We may become subject to additional regulation as the market for our business evolves. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. Existing regulations may be modified. For example, we are not subject to the disclosure requirements of Regulation E of the Federal Reserve Board under the Electronic Fund Transfer Act, because we do not agree with consumers to provide them with electronic funds transfer services or provide access devices (such as cards, codes or other means of accessing accounts to initiate electronic funds transfers) to them. Regulation E regulates certain electronic funds transfers made by providers of access devices and electronic fund transfer services. Under Regulation E, our clients are required, among other things, to provide certain disclosure to retail customers using electronic transfer services, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board could adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. If enacted or deemed applicable to us, the laws, rules or regulations applicable to financial services activities would render our business or operations more costly, burdensome, less efficient or impossible. We cannot assure that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial services or operations generally that could require us to modify our current or future products and services. The adoption of laws or regulations affecting our business or our clients' business could have a material adverse effect on our business, financial condition and results of operations.

    A number of proposals at the federal, state and local level and by certain foreign governments would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and certain other Internet activities.

EMPLOYEES

    As of February 29, 2000, we had a total of 174 employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and believe that our relations with our employees are good.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    Our executive officers, key employees and directors, their positions and
their ages as of       , 2000, are as follows:

EXECUTIVE OFFICERS AND DIRECTORS              AGE                       POSITION
--------------------------------            --------   ------------------------------------------
Louis Hernandez, Jr.......................     33      Chairman of the Board and Chief Executive
                                                       Officer
John L. Person............................     65      President and Chief Operating Officer
Clifford I. Waggoner......................     59      Senior Vice President and Chief Technology
                                                       Officer
John S. Wieczorek.........................     39      Vice President and Chief Financial Officer
Michael D. Nicastro.......................     41      Vice President of Marketing and Sales
Douglas K. Anderson.......................     50      Director
Douglas C. Carlisle (1)(2)................     43      Director
David M. Clarke...........................     49      Director
David Dame (1)............................             Director
Samuel F. McKay (1)(2)....................     60      Director
John Mutch (2)............................     43      Director
Carlos P. Naudon..........................     49      Director
William W. Neville........................     46      Director
Richard P. Yanak..........................     65      Director

KEY EMPLOYEES
-------------
Charles J. Beer.                                  40   Vice President of Application Development
John J. DeMita............................     55      Vice President of eServices
John L. Messier...........................     36      Vice President of Conversion Services

------------------------

(1) Member of the Audit Committee effective as of the closing of this offering.

(2) Member of the Compensation Committee effective as of the closing of this offering.

    MR. HERNANDEZ has served as Chairman of the Board of Open Solutions since March 2000 and as Chief Executive Officer since November 1999. From
January 1998 to November 1999, Mr. Hernandez served as Executive Vice President of RoweCom Inc., an electronic commerce provider of magazines, newspapers and other knowledge resources. Mr. Hernandez served as RoweCom's Chief Financial Officer between February 1997 through November 1999. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary for U.S. Medical Instruments, Inc., a high technology medical device company. From 1990 to 1996, Mr. Hernandez worked in the business and advisory services group of Price Waterhouse LLP.

    MR. PERSON has served as President and Chief Operating Officer of Open Solutions since December 1997, and served as Executive Vice President and Chief Operating Officer from May 1997 to December 1997. From August 1996 to May 1997, Mr. Person was Managing Director of Compression Engines, LLC, a software company. From October 1994 to May 1997, Mr. Person served as President of Enanti Corporation, a contact management software company. From July 1992 to October 1994, Mr. Person served as President of HP Films, a film production company. Mr. Person also served as President of Newtrend MISER Group, a company specializing in banking software.

    MR. WAGGONER co-founded Open Solutions in 1992 and has served as Senior Vice President and Chief Technology Officer of Open Solutions since October 1995 and as a director since 1992.

Mr. Waggoner served as President of Open Solutions from May 1992 to
October 1995. From June 1987 to May 1992, Mr. Waggoner was Vice President and Principal of Linc Systems Corporation, a software services company. Prior to joining Linc Systems Corporation, Mr. Waggoner was employed for 17 years by Electronic Data Systems Corporation.

    MR. WIECZOREK has served as Chief Financial Officer of Open Solutions since February 2000. From October 1998 to February 2000, Mr. Wieczorek was the Founder and Managing Partner of Financial Innovations, LLC, a consulting firm providing executive financial advice to companies. From October 1994 to October 1998, Mr. Wieczorek served as Vice President, Chief Financial Officer and Treasurer of SS&C Technologies, Inc, a provider of enterprise software and services. Prior to joining SS&C Technologies, Mr. Wieczorek served as Vice President and Chief Financial Officer at Vantage Computer Systems, Inc., a provider of enterprise software and services that was acquired by The Continuum Company Inc.

    MR. NICASTRO has served as Vice President of Marketing and Sales of Open Solutions since July 1999, as Vice President of Marketing since October 1996, and Director of Marketing and Customer Services from September 1994 to
October 1996. From February 1985 to September 1994, Mr. Nicastro held various product management positions with the Data Services Division of NCR Corporation. In addition, Mr. Nicastro served in various positions at Bristol Savings Bank and Citicorp.

    MR. ANDERSON served as Chairman of the Board of Directors from December 1997 to March 2000 and as a director since July 1994. Mr. Anderson served as Chief Executive Officer of Open Solutions from December 1997 to November 1999 and as President from October 1995 to December 1997. From December 1986 to October 1995, Mr. Anderson was employed by the Savings Bank of Manchester and was responsible for all bank operations and information technology, most recently as Executive Vice President. Prior to joining the Savings Bank of Manchester, Mr. Anderson was employed for 14 years by Unisys Corporation.

    MR. CARLISLE has served as a director of Open Solutions since March 1994. Since 1984, Mr. Carlisle has served as a general partner of Menlo Ventures VI, L.P., a venture capital fund that invests in emerging growth technology companies. Mr. Carlisle is a director of Carrier Access Corporation.

    MR. CLARKE has served as a director of Open Solutions since April 1998. Since July 1996, Mr. Clarke has served as Vice President, Private Equity of the Aetna Investment Management Group of Aetna Life Insurance Company. From September 1977 to September 1993, Mr. Clarke held various other positions in the Private Bond Investment Group of Aetna Life Insurance Company.

    MR. DAME has served as a director of Open Solutions since March 2000. Since _____________ Mr. Dame has served as a principal with Key Principal Partners LLC, a venture capital fund.

    MR. MCKAY has served as a director of Open Solutions since December 1995. Since April 1994, Mr. McKay has served as a general partner of Axiom Venture Partners, L.P., a venture capital firm. Previously, Mr. McKay was general partner of Connecticut Seed Ventures, L.P. Mr. McKay is also a director of Anika Therapeutics, Inc., Sabre Communications Corporation, Costar Corporation and Nightingale Corp.

    MR. MUTCH has served as a director of Open Solutions since March 2000. Since September 1998, he has served as President of HNC Insurance Solutions. He was also Vice President, Marketing of HNC Software Inc. from July 1997 to
September 1998. Mr. Mutch was a founder of MVenture Holdings, Inc., a private equity fund that invests in start-up technology companies, and served as its General Partner from June 1994 to July 1997. From December 1996 to June 1997, Mr. Mutch held a variety of positions with Microsoft Corporation.

    MR. NAUDON has served as a director of Open Solutions since September 1994, as Managing Director from March 1995 to October 1995 and as Vice Chairman of the Board from October 1995 to March 2000. Since May 1992, Mr. Naudon has served as Chairman of the Board of BSI Administrative Services Inc., a benefits plan administration company. In addition, since January 1984, Mr. Naudon has served as President, Chief Executive Officer and director of Banking Spectrum
Services, Inc. and Banking Spectrum, Inc., each a banking consulting company.

    MR. NEVILLE has served as a director of Open Solutions since June 1998. Since June 1997, Mr. Neville has served as President of BISYS, Inc. From
June 1995 to June 1997, Mr. Neville served as Senior Vice President and Eastern regional General Manager of BISYS, Inc. From June 1992 to June 1995,
Mr. Neville served as Bisys, Inc.'s Vice President and General Manager of the New England region.

    MR. YANAK has served as a director of Open Solutions since May 1996. Since October 1996, Mr. Yanak has served as Senior Advisor of NYCE Corporation, an electronic banking services company. From December 1987 to October 1996, Mr. Yanak served as President and Chief Executive Officer of NYCE Corporation.

KEY EMPLOYEES

    MR. BEER has served as Vice President of Application Development of Open Solutions since October 1996, and served as our Director of Application Development from June 1992 to October 1996. Previously, Mr. Beer served as Assistant Vice President of Development of American Savings Bank.

    MR. DEMITA has served as Vice President of eServices of Open Solutions since December 1999. From September 1996 to December 1999, Mr. DeMita served as Vice President of Professional Services of Open Solutions. From December 1995 to September 1996, Mr. DeMita served as Vice President of Production of NYCE Corporation, an electronic banking services company. From July 1992 to October 1995, Mr. DeMita served as President of Hardcopy Media Inc., a printing company and owned and operated Alpha Graphics, a printing franchise company. Previously, Mr. DeMita served as President of the American Business Information Services, a subsidiary of American Savings Bank.

    MR. MESSIER has served as Vice President of Conversion Services of Open Solutions since December 1997 and served as our Manager of Customer Support from July 1995 to December 1997. From February 1990 to July 1995, Mr. Messier served as a Product Support Specialist and Senior Project Manager at Fiserv, Inc., a financial services technology company.

    BOARD OF DIRECTORS. Upon the completion of this offering, our Board of Directors will be divided into three classes of directors. Directors in the first class will be elected for a one-year term, those in the second class will be elected for a two-year term, and those in the third class will be elected for a three-year term. At each subsequent annual meeting, stockholders will elect replacements for the directors whose terms are then expiring, and the directors so elected will serve for a three-year term or until their successors are duly elected and qualified.

    In March 2000, our Board of Directors established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Mr. Carlisle, Mr. McKay and Mr. Mutch. The members of the Audit Committee are Mr. Carlisle, Mr. Dame and Mr. McKay.

    Executive officers of Open Solutions are appointed by our Board of Directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of Open Solutions.

    Following this offering, we anticipate that, directors who are employees of Open Solutions will not be paid any fees or receive any additional compensation for service as members of the Board of Directors or any committee of the Board other than the issuance of options to purchase shares of commons stock under the 2000 Non-Employee Director Stock Option Plan. Open Solutions will enter into customary arrangements with respect to fees and other compensation, including expense reimbursement for directors who are not employees of Open Solutions. See "Management--Stock Plans--2000 Non-Employee Director Stock Option Plan." We have directors' and officers' liability insurance and our restated certificate of incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our restated certificate of incorporation limits the liability of our directors or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    All decisions regarding the compensation of our executive officers for the fiscal year ended December 31, 1999 were made by Mr. Carlisle, Mr. McKay and Mr. Yanak. None of our executive officers participated in deliberations of our Board of Directors concerning executive officer compensation for the fiscal year ended December 31, 1999. No executive officer of Open Solutions has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 for our current Chief Executive Officer, our former Chief Executive Officer and our four other most highly compensated executive officers who earned at least $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                        ANNUAL COMPENSATION            COMPENSATION
                                ------------------------------------   ------------
                                                           OTHER        SECURITIES
                                                           ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION      SALARY       BONUS     COMPENSATION     OPTIONS      COMPENSATION
---------------------------     ---------   ---------   ------------   ------------   ------------
Louis Hernandez, Jr...........  $ 37,606          --    $  38,097(2)           --             --
  Chairman of the Board and
  Chief Executive Officer(1)
Douglas Anderson..............   206,250          --                                    $107,813
  Director and former Chief
  Executive Officer(3)
Clifford I. Waggoner..........   128,043    $  4,000             --            --             --
  Senior Vice President and
  Chief Technology Officer
John L. Person................   190,000       6,000          4,800            --             --
  President and Chief
  Operating Officer
Michael D. Nicastro...........   100,000          --             --            --             --
  Vice President of Marketing
  and Sales
Graham H. Gurney (4)..........  $151,366          --             --            --             --
  Senior Vice President of
  Sales

------------------------

(1) Mr. Hernandez began serving as our Chief Executive Officer in
    November 1999. Under his employment agreement his annual salary is $292,000.

(2) Represents relocation-related expenses reimbursed to Mr. Hernandez in 1999.

(3) Mr. Anderson resigned as Chief Executive Officer in July 1999 but continued to act as Chief Executive Officer until November 1999.

(4) Mr. Gurney resigned as Senior Vice President in June 1999.

    The following table sets forth grants of stock options to each of the executive officers named above during the year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                            --------------------------------------------------          VALUE AT ASSUMED
                                          PERCENT OF                                      ANNUAL RATES
                            NUMBER OF       TOTAL                                        OF STOCK PRICE
                            SECURITIES     OPTIONS                                      APPRECIATION FOR
                            UNDERLYING    GRANTED TO    EXERCISE                         OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ------------------------------
NAME                         GRANTED     FISCAL YEAR    PER SHARE      DATE         0%         5%        10%
----                        ----------   ------------   ---------   ----------   --------   --------   --------
Louis Hernandez, Jr.(2)...                    57%                   11/15/2009
Douglas Anderson(3).......                     1%                   12/16/2009
                                               1%                   12/16/2009
Clifford I. Waggoner......        --          --             --             --
John L. Person............        --          --             --             --
Michael D. Nicastro.......        --          --             --             --
Graham H. Gurney..........        --          --             --             --

------------------------

(1) The fair market value of the common stock on the grant date, $ per share, was determined in good faith by our Board of Directors. Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (0%, 5% and 10%) on the market value of the common stock on the date of the option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. Assuming the fair
    market value of our common stock at the date of grant was $      per share,
    the mid-point of the range set forth on the cover of this prospectus, the potential realizable value of these options (a) at a 5% assumed annual rate
    of stock price appreciation would be $             for Mr. Hernandez,
    $             for Mr. Anderson, $             for Mr. Waggoner,
    $             for Mr. Person $             for Mr. Nicastro and
    $             for Mr. Gurney and (b) at a 10% assumed annual rate of stock
    price appreciation, would be $             for Mr. Hernandez, $
    for Mr. Anderson, $             for Mr. Waggoner $             for
    Mr. Person $             for Mr. Nicastro and $             for Mr. Gurney.

(2) Mr. Hernandez began serving as our Chief Executive Officer in
    November 1999.

(3) Mr. Anderson resigned as Chief Executive Officer in July 1999 but continued to act as Chief Executive Officer until November 1999.

    The following table sets forth certain information concerning the number and value of unexercised options held by each of our executive officers on December 31, 1999. None of these officers exercised any stock options during the year ended December 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SHARES            VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                            ---------------------------   ---------------------------
NAME                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -------------   -----------   -------------
Louis J. Hernandez, Jr.(2)................                                  $              $
Douglas Anderson(3).......................
Clifford I. Waggoner......................
John L. Person............................
Michael D. Nicastro.......................
Graham H. Gurney (4)......................

------------------------

(1) Represents the difference between the exercise price and the fair market value of the common stock at fiscal year end.

(2) Mr. Hernandez began serving as our Chief Executive Officer in
    November 1999.

(3) Mr. Anderson resigned as Chief Executive Officer in July 1999 but continued to act as Chief Executive Officer until November 1999.

(4) Mr. Gurney resigned as Senior Vice President in July 1999.

EMPLOYMENT AGREEMENTS

    We are party to an employment agreement, dated October 18, 1999, with Louis Hernandez, Jr., our Chairman and Chief Executive Officer. Under this agreement, which has a three-year term, we agreed to pay Mr. Hernandez an annual base salary of $292,000 and a bonus based on the achievement of certain performance targets. Mr. Hernandez was granted an incentive stock option to purchase
shares of common stock at an exercise price of     per share on November 15,
1999. If Open Solutions successfully completes an initial public offering by June 2000, Mr. Hernandez will also receive a bonus of $50,000. We also agreed to
grant      options to purchase common stock at the initial public offering price to Mr. Hernandez upon the successful completion of an initial public offering. The agreement also included a covenant by Mr. Hernandez not to compete with our business or to solicit any of our employees or clients during the 12 month period following his employment termination. The agreement provides for severance pay if employment terminates without cause or good reason equal to a year's salary.

    Pursuant to a letter agreement dated February 16, 2000, we agreed to employ John S. Wieczorek as Vice President and Chief Financial Officer. We agreed to pay Mr. Wieczorek an annual base salary of $150,000 and granted him an incentive
stock option to purchase       shares of common stock at an exercise price of
    per share vesting over a four-year period. The agreement also provides for an additional grant of an option to purchase 25,000 shares at the initial public offering price vesting over a four-year period upon a successful initial public offering and a discretionary bonus based on certain performance targets.

    We are also party to an employment agreement, dated January 2, 1993, with Clifford I. Waggoner, our Senior Vice President and Chief Technology Officer. Under this agreement, we agreed to pay Mr. Waggoner a minimum annual base salary of $100,000. The agreement also includes a covenant by Mr. Waggoner not to compete with our business or to solicit any of our employees or clients during the two-year period following his employment termination.

    Pursuant to a letter agreement dated September 16, 1998, we agreed to employ John L. Person as President and Chief Operating Officer. We agreed to pay
Mr. Person an annual base
salary of $190,000 and a bonus based on the achievement of certain performance targets. We also agreed to provide, salary continuation and acceleration of options upon termination of Mr. Person's employment.

STOCK PLANS

    1994 STOCK OPTION PLAN AND 2000 STOCK INCENTIVE PLAN

    Our 1994 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders in March 1994. In March 2000 our 1994 Stock Option Plan was amended by our Board of Directors to provide for acceleration of vesting upon an acquisition event, as defined, subject to recision by our Board
of Directors. A maximum of        shares of common stock were issuable. As of
December 31, 1999 options to purchase an aggregate of        shares of common
stock at a weighted average exercise price of     per share were outstanding
under the plan. Upon the closing of this offering, no further option grants will be made under the 1994 Stock Option Plan.

    In March 2000, our Board of Directors and stockholders approved the 2000 Stock Incentive Plan, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees (including officers and employee directors) and consultants. Upon the closing of this
offering, a maximum of        shares of common stock will be reserved for
issuance pursuant to this plan. This maximum number of shares will increase, effective as of January 1, 2001, and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock equal to 5% of the total number of shares of common stock issued and outstanding as of the close of business on the preceding December 31. No participant in this plan may in any year be granted stock options or awards with respect to more than shares of common stock.

    The 2000 Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors, which has the authority to determine which individuals are eligible to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of non-qualified options granted under this plan may not be less than 85% of the fair market value of a share of common stock on the date of grant, or 100%, in the case of incentive stock options. The options become exercisable at such time or times as are determined by the Compensation Committee and expire after a specified period that may not exceed ten years.

    Upon the acquisition of 50% or more of our outstanding common stock pursuant to a hostile tender offer, each option granted to an officer of Open Solutions, if it has been outstanding for at least six months, will automatically be canceled in exchange for a cash distribution to the officer based upon the difference between the tender offer price and the exercise price of the option.

    In the event Open Solutions is acquired, vesting of options and restricted stock awards granted under the 2000 Stock Incentive Plan will accelerate to the extent that the options or our repurchase rights with respect to restricted stock awards are not assumed by or assigned to the acquiring entity. The Compensation Committee also has discretion to provide for accelerated vesting of options and restricted stock awards upon the occurrence of certain changes in control. Accelerated vesting may be conditioned upon subsequent termination of the affected optionee's service.

    With the consent of an option holder, the Compensation Committee can cancel that holder's options and replace them with new options for the same or a different number of shares having an exercise price based upon the fair market value of our common stock on the new grant date.

    We intend to grant options to purchase an aggregate              shares of
common stock to employees on the effective date of this offering at a price per share equal to the initial public offering price.

    Our Board of Directors may amend or modify the 2000 Stock Incentive Plan at any time subject to the rights of holders of outstanding options. This plan will terminate on March 2010.

    2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In March 2000, our Board of Directors and stockholders approved the 2000 Non-Employee Director Stock Option Plan which is effective upon an initial public offering. Under this plan, each director of Open Solutions who is not also an employee of Open Solutions will receive upon the commencement of this offering, or upon later initial election to our Board of Directors, an option to
purchase      shares of common stock. Additionally, after a director's initial grant, the director will receive, as of each date on which he is reelected as a director (but not more frequently than every 3 years), an option to purchase shares of common stock minus the number of options previously granted under this plan which have not yet vested. Options are granted under the plan at an exercise price equal to the fair market value of the common stock on the date of
grant. The options vest monthly at the rate of     shares a year provided that
the optionee continues to serve as a director of Open Solutions as of each
vesting date, and have a term of ten years. A maximum of        shares of common
stock have been reserved for issuance of options under this plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    In March 2000, our Board of Directors and stockholders approved the 2000 Employee Stock Purchase Plan which is effective upon an initial public offering and enables eligible employees to acquire shares of common stock through payroll deductions. This plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the internal Revenue Code of 1986, as amended. The initial offering period will start on the date of this offering and end on December 31, 2000, unless otherwise determined by our Board of Directors. Subsequent offerings under this plan are planned to start on January 1 and
July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for the common stock purchased under this plan is 85% of the lesser of the fair market value of the shares on the first day or the
last day of the offering period. An aggregate of        shares of common stock
have been reserved for issuance under this plan.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

    In January 1994, we entered into an agreement with Banking Spectrum Services, Inc. and Banking Spectrum, Inc. to license certain software products and for consulting and support services. Pursuant to that agreement, we agreed to pay Banking Spectrum Services, Inc. and Banking Spectrum, Inc., a royalty based on the licensing of software products and related services ranging from 3% to 17% of net revenues based on their involvement in the sale of such products and services. In March 1998, Open Solutions, Banking Spectrum Services, Inc. and Banking Spectrum, Inc. entered into a distribution agreement and a termination agreement. The agreement provides us with a fully-paid license to distribute 20 copies of an electronic regulatory reference product developed by Banking Spectrum Services, Inc. and Banking Spectrum, Inc. The termination agreement releases Open Solutions from any future royalty payments to either party in exchange for a cash payment of $100,000 and grants affiliates of Banking
Spectrum, Inc. fully-vested options to purchase       shares of common stock at
an exercise price of $    per share. Mr. Naudon, a director of Open Solutions,
is President and Chief Executive Officer, a director and the majority shareholder of Banking Spectrum, Inc. The stock options were estimated by management to have a fair value of approximately $1.6 million, and we recorded a contract termination expense of approximately $1.3 million (net of amounts previously accrued) for December 31, 1998.

    On August 22, 1997, we issued 833,333 shares of Series D preferred stock at $6.00 per share for an aggregate purchase price of $5.0 million to The BISYS Group., Inc. In addition, we issued a warrant to purchase 416,667 shares of Series D preferred stock at $6.00 per share. Concurrent with such preferred stock offering, we entered into a Software License and Marketing and Distribution Agreement with BISYS, Inc. See "Business--Sales and Marketing." For the years ended December 31, 1999 and 1998, there were revenues under the Software License and Marketing and Distribution Agreement of approximately $536,000 and $313,000, respectively. BISYS, Inc. is required to pay us a license fee for each BISYS, Inc. client utilizing our system. Under the terms of the agreement we also receive annual maintenance fees for each of BISYS, Inc.'s clients using our system. We may also receive fees from BISYS, Inc. for rendering additional services under a software license and marketing and distribution agreement. Mr. Neville is President of BISYS, Inc. and was elected as a director of Open Solutions pursuant to the agreement.

    On April 12, 1999, we issued 746,157 shares of Series E preferred stock at $8.00 per share for an aggregate purchase price of $5,969,256 to HNC
Software Inc. We also entered into a strategic alliance agreement with HNC Software Inc. to cross market our financial services products. HNC
Software Inc. provides third party applications that work with our enterprise processing applications. We receive a fee for each HNC Software Inc. application sold. Mr. Mutch is President of HNC Insurance Solutions and has also served as Vice President, Marketing of HNC Software Inc. He was elected as a director of Open Solutions pursuant to the purchase of Series E preferred stock.

    On March 17, 2000, we issued 2,145,925 shares of Series F preferred stock at $9.32 per share for an aggregate purchase price of $20,000,021 to 27 independent investors and five existing stockholders. The following beneficial owners of 5% of our stock purchased Series F preferred stock:

    - Aetna Life Insurance Company purchased 214,592 shares for an aggregate purchase price of $1,999,997. Mr. Clarke, a director of Open Solutions, is a Vice President of Private Equity of Aetna Life Insurance Company.

    - Axiom Investment Partners, L.P., an affiliate of Axiom Venture Partners, L.P., purchased 80,472 shares for an aggregate purchase price of $749,999. Mr. McKay, a director of Open Solutions, is Chief Executive Officer of Axiom Venture Partners, L.P., the general partner of Axiom Venture Partners, L.P.

    - Connecticut Innovations, Incorporated purchased 214,592 shares for an aggregate of $1,999,997. Connecticut Innovations/Webster LLC an affiliate of Connecticut Innovations, Incorporated purchased 214,592 for an aggregate purchase price of $1,999,997.

    - HNC Software Inc. purchased 160,944 shares for an aggregate purchase price of $1,499,998. Mr. Mutch, a director of Open Solutions, is the President of HNC Insurance Solutions, a division of HNC Software Inc.

    - Menlo Ventures VI, L.P. purchased 53,648 shares for an aggregate purchase price of $499,999. Mr. Carlisle, a director of Open Solutions, is a general partner of MV Management VI, L.P., a general partner of Menlo Ventures, VI, L.P.

    In connection with the sale of the Series F preferred stock, we entered into an amended and restated investors' rights agreement. All rights under this agreement will terminate upon the closing of this offering, except for the registration rights described in "Description of Capital Stock--Registration Rights." In order to comply with applicable regulatory investment mandates applicable to Connecticut Innovations, Incorporated, one of our preferred stockholders, we have agreed to maintain our principal place of business and base a majority of our employees in Connecticut until March 17, 2002, subject to earlier termination.

    We believe that all of the transactions set forth above that were consummated with the parties that may be deemed to be affiliated with Open Solutions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

    We have a policy that all material transactions between Open Solutions and its officers, directors and other affiliates must:

    - be approved by a majority of the members of our Board of Directors;

    - be approved by a majority of the disinterested members of our Board of Directors; and

    - be on terms no less favorable to Open Solutions than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial
ownership of Open Solutions common stock as of   , 2000 on a pro forma, as
adjusted and fully-diluted basis immediately prior to the closing of this offering and the sale of the common stock offered hereby, by:

    - all persons known by us to own beneficially 5% or more of the common stock;

    - each of our directors;

    - the Chief Executive Officer and the other current executive officers
      listed in the Summary Compensation Table on page       ; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder. The address of each of our officers and directors is c/o Open Solutions Inc., 300 Winding Brook Drive, Glastonbury, CT 06033.

    The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within
60 days after       , 2000 through the exercise of any warrant, stock option or
other right. As of       , 2000, a total of       shares of common stock were
either outstanding or subject to options or warrants that are exercisable or that will become exercisable within 60 days of the estimated effective date of this offering. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The applicable percentage of "beneficial ownership" after the offering is based upon shares of common stock outstanding.

                                                                                   PERCENTAGE
                                                                                  BENEFICIALLY
                                                                                    OWNED(1)
                                                                               -------------------
                                                           NUMBER OF SHARES     BEFORE     AFTER
                NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED   OFFERING   OFFERING
                ------------------------                  ------------------   --------   --------
5% STOCKHOLDERS
Menlo Ventures Management VI, L.P.(2)...................
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, CA 94025
The BISYS Group, Inc.(3)................................
  11 Greenway Plaza
  Houston, TX 77046
Axiom Venture Partners, L.P.(4).........................
  City Place II, 17th Floor
  Hartford, CT 06103
Aetna Life Insurance Company(5).........................
  151 Farmington Avenue
  Hartford, CT 06106
Connecticut Innovations, Incorporated(6)................
  999 West Street
  Rocky Hill, CT 06067
HNC Software Inc(7).....................................
  5935 Cornerstone Court
  San Diego, CA 92121

OTHER DIRECTORS AND EXECUTIVE OFFICERS
Louis Hernandez, Jr.(8).................................
Douglas C. Carlisle(2)..................................
David M. Clarke(5)......................................
Samuel F. McKay(4)......................................
John Mutch(7)...........................................
Carlos P. Naudon(6).....................................
William W. Neville(3)...................................
Michael Nicastro(10)....................................
John L. Person(11)......................................
Clifford I. Waggoner(12)................................
John C. Wieczorek(13)...................................
Richard P. Yanak(14)....................................
All executive officers and directors as a group
  (      persons)(15)...................................

------------------------

* Less than 1%

(1) Assumes no exercise of the underwriters' over-allotment option.

(2) Consists of              shares held by Menlo Ventures VI, L.P. and
                 shares held by Menlo Entrepreneurs. MV Management VI, L.P. is a general partner of Menlo Ventures VI, L.P. and Menlo Entrepreneurs.
    Mr. Carlisle, a director of Open Solutions, is a general partner of MV Management VI, L.P. Mr. Carlisle disclaims beneficial ownership of the shares held by Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P., except to the extent of his pecuniary interests therein.

(3) Includes              shares issuable upon the exercise of warrants held by
    The BISYS Group, Inc. which are exercisable within 60 days after
                 , 2000. Mr. Neville, a director of Open Solutions is also President of Bisys, Inc., a wholly-owned subsidiary of The BISYS Group, Inc.

(4) Includes              shares issuable upon the exercise of warrants held by
    Axiom Venture Partners, L.P. which are exercisable within 60 days after
                 , 2000. Mr. McKay, a director of Open Solutions, is Chief Executive Officer of Axiom Venture Associates, Inc., the general partner of Axiom Venture Partners, L.P. Mr. McKay shares voting and investment power with respect to such shares with two other executive officers of Axiom Venture Associates, Inc. Mr. McKay disclaims beneficial ownership of the shares held by Axiom Venture Partners, L.P., except to the extent of his pecuniary interest therein.

(5) Includes              shares issuable upon the exercise of warrants held by
    the Aetna Life Insurance Company which are exercisable within 60 days after
                 , 2000. Mr. Clarke, a director of Open Solutions is Vice President of Private Equity of Aetna Life Insurance Company.

(6) Includes       shares issuable upon the exercise of warrants held by
    Connecticut Innovations, Inc. which are exercisable within 60 days after
                 , 2000. Connecticut Innovations, Inc. is the State of Connecticut's technology development corporation.

(7) Consists of       shares held by HNC Software Inc. Mr. Mutch a director of
    Open Solutions is also President of HNC Insurance Solutions.

(8) Includes       shares which Mr. Hernandez has the right to acquire within
    60 days after        , 2000 upon the exercise of stock options.

(9) Consists of       shares held by Banking Spectrum, Inc.       shares held by
    Mr. Naudon       of options held by Mr. Naudon which are exercisable within
    60 days after       , 2000,       shares held by The Enrique S. Naudon
    Trust,       shares held by The Ignacio S. Naudon Trust,       shares held
    by The Huguette Rivet Trust, shares held by The Eric P. Steinglass Trust and shares held by Allister & Naudon Profit Sharing Pension Plan.
    Mr. Naudon, a director of Open Solutions, is President and Chief Executive Officer, and a director and the majority shareholder of Banking
    Spectrum, Inc. a trustee of the Allister & Naudon Profit Sharing Plan, and Susan Steinglass, his spouse, is a trustee of The Enrique S. Naudon Trust, The Ignacio S. Naudon Trust, The Huguette Rivet Trust and The Eric P. Steinglass Trust.

(10) Includes       shares which Mr. Nicastro has the right to acquire within
    60 days after       , 2000 upon the exercise of stock options.

(11) Includes       shares which Mr. Person has the right to acquire within
    60 days after              , 2000 upon the exercise of stock options.

(12) Includes       shares which Mr. Waggoner has the right to acquire within
    60 days after       , 2000 upon the exercise of stock options.

(13) Includes       shares which Mr. Wieczorek has the right to acquire within
    60 days after       , 2000 upon the exercise of stock options.

(14) Includes       shares which Mr. Yanak has the right to acquire within
    60 days after       , 2000 upon the exercise of stock options.

(15) Includes an aggregate of       shares of common stock which the directors
    and officers have the right to acquire within 60 days after       , 2000
    upon the exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, whose rights and designation have not yet been established. There will be no preferred stock outstanding immediately after the closing of this offering. The description in the sections below of our certificate of incorporation and by-laws refers to our restated certificate of incorporation and amended and restated by-laws, respectively, as they will be in effect upon the closing of this offering.

    As of   , 2000 (after giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock to be effected upon the closing of this offering), there were outstanding

    -              shares of common stock held by   stockholders of record;

    - options to purchase an aggregate of              shares of common stock;
      and

    - warrants to purchase an aggregate of              shares of common stock.

COMMON STOCK

    VOTING RIGHTS. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and are not able to multiply the number of shares they own by the number of directors up for election for purposes of electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors and may elect all of the directors standing for election.

    DIVIDENDS. The holders of our common stock are entitled to receive dividends in proportion to the number of shares they hold if dividends are declared by our Board of Directors out of funds that are legally available for that purpose, provided that dividends declared on outstanding preferred stock shall have priority.

    OTHER RIGHTS. Upon the liquidation, dissolution or winding up of Open Solutions, the holders of our common stock are entitled to receive the net assets of our available cash after the payment of all debts and other liabilities, provided that holders of the outstanding preferred stock shall have priority. The holders of our common stock have no preferential right to participate in any future debt or equity offerings, to have their shares redeemed or to convert their shares into any other type of security. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. In the event Open Solutions issues shares of preferred stock in the future, the rights of the holders of our common stock may be adversely affected by that issuance, because it is probable that any preferred stock issued will have certain rights and preferences that entitle the holders of such shares to have priority over the holders of the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive our assets in the event of a bankruptcy or similar type event. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

PREFERRED STOCK

    Under the certificate of incorporation, our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications and limitations and restrictions that may be established by our Board of Directors without approval from the shareholders. The rights, designations and preferences include:

    - number of shares to be issued;

    - dividend rights;

    - dividend rates;

    - right to convert the preferred shares into common stock;

    - voting rights;

    - right to set aside a certain amount of assets for payments relating to the preferred shares; and

    - prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

    If our Board of Directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for the shares of Open Solutions. We have no present plans to issue any shares of preferred stock.

WARRANTS

    The following table summarizes Open Solutions' outstanding warrants as of February 29, 2000:

                                                  NUMBER OF     EXERCISE PRICE
                                     EXERCISE     PREFERRED          FOR             NUMBER OF         EXPIRATION
TYPE OF SECURITY                       PRICE       SHARES       COMMON SHARES      COMMON SHARES          DATE
----------------                     ---------   -----------   ----------------   ----------------   ---------------
Series B preferred stock...........                                                                   Dec. 27, 2000
Series C preferred stock...........                                                                   Oct. 23, 2001
Series D preferred stock...........                                                                   Aug. 22, 2002

All of these warrants will become warrants to purchase common stock upon the closing of this offering.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Open Solutions is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the most recent three years did own, 15% or more of the corporation's voting stock.

    Our certificate of incorporation and by-laws provide for the division of the Board of Directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. See "Management--Executive Officers and Directors." Any director may be removed only for cause by the vote of a majority of the shares that are permitted to vote for the election of directors.

    Our by-laws provide that for nominations to our Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to our Secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered (x) between 120 and 150 days before the date that is the one year anniversary of the date of the preceding year's proxy statement relating to the annual meeting; or (y) if the date of the current year's annual meeting is more than 30 days before or 60 days after the anniversary date described in (x) or no proxy statement was delivered in the preceding year, then notice must be given no earlier than 90 days before the meeting and no later than (1) 60 days prior to such meeting or (2) 10 days following the day on which public announcement of such meeting is first made, whichever is later. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement is first made by Open Solutions. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    Our certificate of incorporation empowers our Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

    - comparison of the proposed consideration to be received by stockholders in relation to the then current market price of Open Solutions' capital stock, the estimated current value of Open Solutions in a freely negotiated transaction and the estimated future value of Open Solutions as an independent entity; and

    - the impact of a transaction on our employees, suppliers and clients and its effect on the communities in which we operate.

    The provisions described above could make it more difficult for a third party to acquire control of Open Solutions and, furthermore, could discourage a third party from making any attempt to acquire control of Open Solutions.

    Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders of Open Solutions may be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called only by the Chairman of the Board of Directors of Open Solutions, a majority of the Board of Directors of Open Solutions or the President of Open Solutions except that holders of a majority of the common stock entitled to vote on the election of directors may call a special meeting for the purpose of filling a vacancy on the Board of Directors, and holders of at least two-thirds of the common stock entitled to vote generally may call a special meeting for any other purpose. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Open Solutions. These provisions may also discourage another person or entity from making an offer to our stockholders for the common stock, because even if the person or entity who makes the offer acquired a majority of our outstanding voting securities, that person or entity would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

    The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 67% of the outstanding voting stock of Open Solutions to amend or repeal any of the provisions of our certificate of incorporation described above, or to reduce the number of authorized shares of common stock and preferred stock. The 67% vote is also required to amend or repeal any of our by-law provisions described above. Our by-laws may also be amended or repealed by unanimous vote of our Board of Directors. The 67% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

    In addition, subject to the limitations prescribed by law, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and determine the price rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

REGISTRATION RIGHTS

    Set forth below is a summary of the registration rights of the holders of our Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, and Series F preferred stock, each of which will convert into common stock immediately after the consummation of this offering.

    DEMAND REGISTRATIONS. At any time before the effective date of the first registration for a public offering of securities, the holders of 50% or more of the shares having registration rights may request that we register at least 30% of these shares of common stock then outstanding or an anticipated gross offering price of at least $2.0 million. Upon the advice of our underwriters to reduce the number of shares proposed to be registered ratably among the demanding holders. We are obligated to effect only two registrations pursuant to such a request by holders of registration rights. We are not obligated to effect a registration during the period starting with the date 60 days prior to the filing of and ending on a date 180 days following effectiveness of the most recent company-initiated registration or if the requested registration may be made on Form S-3.

    PIGGYBACK REGISTRATION RIGHTS. The holders who have registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of employee benefit plans, business combinations subject to Rule 145 under the Securities Act, convertible debt or certain other registrations. In our initial registration and subsequent registrations, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration to no less than 25% of the total number of shares in the offering. In addition, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any stockholders.

    FORM S-3 REGISTRATIONS. After we have qualified for registration on Form S-3, holders of 33% or more of the shares having registration rights may request in writing that we effect a registration of these shares on Form S-3, provided that the gross offering price of the shares to be so registered in each such registration exceeds $2.0 million.

    FUTURE GRANTS OF REGISTRATION RIGHTS. Without the consent of current stockholders owning at least a majority of the then outstanding registrable securities, we may not grant further registration rights which would be on equal or more favorable terms than the existing registration rights.

    TRANSFERABILITY. The registration rights are transferable upon transfer of registrable securities and notice by the holder to us of the transfer, provided that the transferee or assignee, after such assignment or transfer, holds at
least       shares eligible for registration and assumes the rights and obligations of the transferor for such shares. The transferee or assignee must agree in writing to be bound by the Amended and Restated Investors' Rights Agreement dated March 17, 2000.

    TERMINATION. The registration rights will terminate as to any particular stockholder on the earlier of five years following the closing of the first firm commitment underwritten public offering pursuant to an effective registration statement covering the offer and sale of the registrable securities statement covering the offer and sale of the shares eligible for registration then outstanding to the public for not less than $10,000,000, provided that the
offering price is not less than $    per share and our stock is listed on the
Nasdaq or its equivalent for trading.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol OPEN.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, significant sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

    Following this offering, there will be approximately       shares of our
common stock outstanding on a fully diluted basis. Of these shares, the shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act of 1933, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the
limitations described below. The remaining       shares of common stock which
will be outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

    In connection with this offering, our existing officers, directors, holders of at least 1% of our common stock on a fully diluted basis, who currently hold
  % of the outstanding shares of common stock (or securities exercisable for or
convertible into common stock) and will own an aggregate of       shares of
common stock after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. The underwriters' representatives may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. Subject to these lock-up agreements, the shares of common stock outstanding upon the closing of the offering will be available for sale in the public market as follows:

  APPROXIMATE
NUMBER OF SHARES                          DESCRIPTION
----------------                          -----------
                  After the date of this prospectus, freely tradable shares
                  sold in the offering.

                  After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k), or under a registration statement to register for resale shares of common stock issued upon the exercise of stock options or warrants or the conversion of preferred stock.

    In general, under Rule 144 as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding
shares of common stock, which is expected to be approximately       shares upon
the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except that we may issue, and grant options to purchase, shares of common stock under the Stock Option Plan, the Incentive Plan and the Purchase Plan. The future sale of shares of our common stock could adversely affect the market price of our common stock.

    We intend to file registration statements on Form S-8 with respect to the
aggregate of       shares of common stock issuable under our 1994 Stock Option
Plan, 2000 Stock Incentive Plan, 2000 Non-Employee Director Stock Option Plan and 2000 Employee Stock Purchase Plan promptly following the consummation of this offering. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except that affiliates must comply with Rule 144, and these shares may not be sold or otherwise transferred for 180 days following the date of this prospectus without the prior written consent of the underwriters representatives or us.

    In general, under rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

    The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 2000, the underwriters named below, for whom
Deutsche Bank Securities Inc., J.P. Morgan & Co. and Prudential Securities Incorporated, are acting as representatives, have severally but not jointly agreed to purchase from Open Solutions the following respective number of shares of common stock:

UNDERWRITERS                                                 NUMBER OF SHARES
------------                                                 ----------------
Deutsche Bank Securities Inc...............................
J.P. Morgan Securities Inc.................................
Prudential Securities Incorporated.........................
                                                                ----------
  Total....................................................
                                                                ==========

    The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The following table summarizes the compensation to be paid to the underwriters by Open Solutions and the expenses payable by Open Solutions assuming no exercise of the underwriters' over-allotment option:

                                                         PER SHARE     TOTAL
                                                         ---------   ---------
Underwriting discounts and commissions payable by Open
  Solutions............................................    $         $
Expenses payable by Open Solutions.....................    $         $

    Open Solutions has granted to the underwriters an option expiring on the
30th day after the date of this prospectus to purchase up to       additional
shares of common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.

    Open Solutions has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group members at such price less a
concession of $      per share, and the underwriters and such selling group
members may allow a discount of $      per share on sales to certain other
broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The representatives have informed Open Solutions that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

    Open Solutions, its officers and directors, and certain other existing stockholders and option holders of Open Solutions have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly, or, in the case of Open Solutions, file with the Securities and Exchange Commission a registration statement relating to any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, or publicly disclose the intention to do any of the foregoing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.

    The underwriters have reserved for sale, at the initial public offering
price, up to       shares of the common stock for employees, directors and
certain other persons associated with Open Solutions who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

    Open Solutions has agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol OPEN.

    Prior to the offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between Open Solutions and the representatives. The principal factors to be considered in determining the initial public offering price include:

    - the information set forth in this prospectus and otherwise available to the representatives;

    - the history of, and the prospects for, Open Solutions and the industry in which it competes;

    - an assessment of Open Solutions' management;

    - the prospects for, and the timing of, future earnings of Open Solutions;

    - the present state of Open Solutions' development and its current financial condition;

    - the general condition of the securities markets at the time of the offering;

    - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Open Solutions;

    - market conditions for initial public offerings; and

    - other relevant factors.

    Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor-SM-, a full service brokerage program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by Open Solutions will be passed upon for Open Solutions by Bingham Dana LLP, Boston, Massachusetts. Two
partners of Bingham Dana LLP own, in the aggregate,       shares of our common
stock. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Goodwin, Procter & Hoar LLP.

                                    EXPERTS

    The financial statements of Open Solutions as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

    You can inspect and copy the registration statement at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

    We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                              OPEN SOLUTIONS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2

Balance Sheet at December 31, 1999 and 1998.................    F-3

Statement of Operations for each of the three years in the
  period ended
  December 31, 1999.........................................    F-4

Statement of Cash Flows for each of the three years in the
  period ended
  December 31, 1999.........................................    F-5

Statement of Changes in Stockholders' Deficit for each of
  the three years in the period ended December 31, 1999.....    F-6

Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Open Solutions Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, cash flows and changes in stockholders' deficit present fairly, in all material respects, the financial position of Open Solutions Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
March 17, 2000

                              OPEN SOLUTIONS INC.

                                 BALANCE SHEET

                                                                                  PRO FORMA
                                                                                STOCKHOLDERS'
                                                        DECEMBER 31,              EQUITY AT
                                                 --------------------------   DECEMBER 31, 1999
                                                    1999           1998           (NOTE 2)
                                                 -----------   ------------   -----------------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................  $ 5,224,624   $  3,182,021
  Accounts receivable, net (Note 2)............    1,703,607      3,056,038
  Prepaid expenses and other current assets....      460,141        221,127
                                                 -----------   ------------
    Total current assets.......................    7,388,372      6,459,186
Fixed assets, net (Notes 2 and 3)..............    2,028,069      2,085,594
Software development costs, net (Note 2).......      610,136        600,635
                                                 -----------   ------------
    Total assets...............................  $10,026,577   $  9,145,415
                                                 ===========   ============
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT)
  EQUITY
Current liabilities:
  Accounts payable.............................  $   527,697   $    643,070
  Accrued expenses (Note 4)....................    1,811,663      1,502,301
  Deferred revenue (Note 2)....................    2,041,263      2,765,872
                                                 -----------   ------------
    Total current liabilities..................    4,380,623      4,911,243
                                                 -----------   ------------
Other long-term liabilities (Note 9)...........      109,434        112,255
                                                 -----------   ------------
    Total liabilities..........................    4,490,057      5,023,498
                                                 -----------   ------------
Commitments and contingencies (Note 9)
Mandatorily redeemable convertible preferred
  stock (Note 5)...............................   22,084,489     16,139,549
                                                 -----------   ------------
Stockholders' deficit (Note 6 and 7):
  Preferred stock, $0.01 par value; 1,416,666
    and 1,416,666 shares authorized; 1,416,666
    and 1,416,666, issued and outstanding......       14,167         14,167          $ --
  Common stock, $0.01 par value; 20,000,000 and
    19,055,417 shares authorized; 2,637,226 and
    2,236,013 shares issued and outstanding....       26,372         22,360
  Additional paid-in capital...................    4,492,280      4,311,842
  Accumulated deficit..........................  (21,080,788)   (16,366,001)
                                                 -----------   ------------          ----
    Total stockholders' (deficit) equity.......  (16,547,969)   (12,017,632)         $ --
                                                 -----------   ------------          ====
    Total liabilities, mandatorily redeemable
      convertible preferred stock and
      stockholders' deficit....................  $10,026,577   $  9,145,415
                                                 ===========   ============

   The accompanying notes are an integral part of these financial statements.

                              OPEN SOLUTIONS INC.

                            STATEMENT OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1999          1998          1997
                                                      -----------   -----------   -----------
Revenues (Note 2):
  Software license..................................  $ 5,346,873   $ 6,276,430   $ 4,313,722
  Service and maintenance...........................    8,704,979     6,631,349     2,549,890
                                                      -----------   -----------   -----------
    Total revenues..................................   14,051,852    12,907,779     6,863,612
                                                      -----------   -----------   -----------
Costs of revenues:
  Software license..................................    1,566,591     1,502,876     1,160,005
  Service and maintenance...........................    6,260,786     5,755,445     3,150,536
                                                      -----------   -----------   -----------
    Total cost of revenues..........................    7,827,377     7,258,321     4,310,541
                                                      -----------   -----------   -----------
Operating expenses:
  Sales and marketing...............................    3,959,788     3,711,042     2,132,410
  Product development...............................    4,148,897     2,300,080     1,901,892
  General and administrative........................    3,150,831     3,109,751     1,783,568
  Contract termination (Note 12)....................           --     1,265,292            --
  Transaction costs (Note 2)........................           --     1,389,785            --
                                                      -----------   -----------   -----------
    Total operating expenses........................   11,259,516    11,775,950     5,817,870
                                                      -----------   -----------   -----------
Loss from operations................................   (5,035,041)   (6,126,492)   (3,264,799)
Interest income, net................................      320,254       304,514       209,427
                                                      -----------   -----------   -----------
Net loss............................................  $(4,714,787)  $(5,821,978)  $(3,055,372)
                                                      ===========   ===========   ===========
Net loss per common share--basic and diluted (Note
  2)................................................  $             $             $
Weighted average common shares used to compute net
  loss per share (Note 2)...........................
                                                      ===========   ===========   ===========
Unaudited pro forma net loss per common share--basic
  and diluted (Note 2)..............................  $
                                                      ===========
Unaudited pro forma weighted average common shares
  outstanding (Note 2)..............................  $
                                                      ===========

   The accompanying notes are an integral part of these financial statements.

                              OPEN SOLUTIONS INC.

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1999          1998          1997
                                                       -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $(4,714,787)  $(5,821,978)  $(3,055,372)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
      Depreciation and amortization..................      816,801       642,504       352,326
      Compensation expense related to stock and
        options granted..............................      168,893       160,596        85,526
      Options granted to Banking Spectrum (Note
        12)..........................................           --     1,608,750            --
      Loss on disposal of fixed assets...............           --        24,832            --
      Changes in operating assets and liabilities:
        Restricted cash..............................           --       281,090      (186,849)
        Accounts receivable..........................    1,352,431    (1,550,098)      (57,367)
        Prepaid expenses and other current assets....     (239,014)       11,680       (97,597)
        Deferred project costs.......................           --            --       458,675
        Accounts payable and accrued expenses........       54,703       798,609       500,645
        Royalties payable............................           --      (378,981)      310,666
        Deferred revenue.............................     (724,609)    1,122,415       638,328
        Other........................................       (2,821)       11,432        23,092
                                                       -----------   -----------   -----------
      Net cash used in operating activities..........   (3,288,403)   (3,089,149)   (1,027,927)
                                                       -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets..........................     (443,075)   (1,327,231)     (597,256)
  Software development costs.........................     (325,702)     (339,901)     (215,078)
                                                       -----------   -----------   -----------
      Net cash used in investing activities..........     (768,777)   (1,667,132)     (812,334)
                                                       -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from the sale of mandatorily
    redeemable convertible preferred stock...........    5,944,940            --     4,977,734
  Proceeds from exercise of stock options............      154,843        21,230         8,607
  Proceeds from exercise of warrants.................           --       588,335            --
  Payments of short-term debt........................           --      (209,668)           --
  Proceeds from long-term debt.......................           --            --       104,002
  Payments of long-term debt.........................           --       (57,778)      (91,556)
                                                       -----------   -----------   -----------
      Net cash provided by financing activities......    6,099,783       342,119     4,998,787
                                                       -----------   -----------   -----------
  Net increase (decrease) in cash and cash
    equivalents......................................    2,042,603    (4,414,162)    3,158,526
  Cash and cash equivalents at beginning of period...    3,182,021     7,596,183     4,437,657
                                                       -----------   -----------   -----------
  Cash and cash equivalents at end of period.........  $ 5,224,624   $ 3,182,021   $ 7,596,183
                                                       ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE
  Cash paid for:
    Interest.........................................  $        --   $     4,367   $     9,148
    Income taxes.....................................        2,642        26,550        19,172

   The accompanying notes are an integral part of these financial statements.

                              OPEN SOLUTIONS INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                               PREFERRED STOCK          COMMON STOCK       ADDITIONAL                      TOTAL
                             --------------------   --------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                              SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL       DEFICIT         DEFICIT
                             ---------   --------   ---------   --------   ----------   ------------   -------------
Balance--December 31,
  1996.....................  1,416,666   $14,167    2,115,000   $21,150    $2,674,465   $ (7,488,651)  $ (4,778,869)
Exercise of stock
  options..................         --        --       50,325       503         8,104             --          8,607
Net loss...................         --        --           --        --            --     (3,055,372)    (3,055,372)
                             ---------   -------    ---------   -------    ----------   ------------   ------------
Balance--December 31,
  1997.....................  1,416,666    14,167    2,165,325    21,653     2,682,569    (10,544,023)    (7,825,634)
Exercise of stock
  options..................         --        --       70,688       707        20,523             --         21,230
Issuance of stock options
  (Note 12)................         --        --           --        --     1,608,750             --      1,608,750
Net loss...................         --        --           --        --            --     (5,821,978)    (5,821,978)
                             ---------   -------    ---------   -------    ----------   ------------   ------------
Balance--December 31,
  1998.....................  1,416,666    14,167    2,236,013    22,360     4,311,842    (16,366,001)   (12,017,632)
Exercise of stock
  options..................         --        --      401,213     4,012       150,831             --        154,843
Issuance of stock
  options..................         --        --           --        --        29,607             --         29,607
Net loss...................         --        --           --        --            --     (4,714,787)    (4,714,787)
                             ---------   -------    ---------   -------    ----------   ------------   ------------
Balance--December 31,
  1999.....................  1,416,666   $14,167    2,637,226   $26,372    $4,492,280   $(21,080,788)  $(16,547,969)
                             =========   =======    =========   =======    ==========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                              OPEN SOLUTIONS INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

    Open Solutions Inc. (the "Company") is a provider of electronic commerce, Internet banking and enterprise processing applications for small to medium-sized commercial banks, thrifts and credit unions, which we refer to as community banks. Management believes that through the use of the Open Community Network, its clients will use technology and the Internet to strengthen and better manage their customer relationships and generate new revenue streams. In addition to providing integrated, real-time, Internet banking and back-end processing capabilities, the Company promotes electronic commerce transactions centered around the Company's community bank clients and the trust, affinity they share with their customers. The Company was incorporated in Delaware in May 1992.

    The Company's proprietary technology uses a Windows NT-based architecture and Oracle relational database and gives the Company's clients real time transaction processing capabilities with increased speed, ease of use, functionality and scalability. The Company's technology platform also enables the Company's clients to use advanced techniques such as data mining and collaborative filtering, so that they may provide their customers with better service and increase the effectiveness of their electronic commerce related marketing efforts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on deposit with banks, as well as short-term investments with original maturities at the date of acquisition of 90 days or less.

ACCOUNTS RECEIVABLE

    Receivables are net of the allowance for doubtful accounts. As of December 31, 1999 and 1998, the allowance for doubtful accounts was $600,000 and $428,000, respectively. Bad debt expense for the years ended December 31, 1999, 1998 and 1997 was $477,000, $291,000 and $214,000, respectively.

FIXED ASSETS

    Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

SOFTWARE DEVELOPMENT AND INTERNAL USE SOFTWARE COSTS

    Software development costs for new software products and additional modules for existing software are expensed as incurred until technological feasibility is established, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalized software development costs were $234,578 and $256,901 for years ended December 31, 1999 and 1998, respectively. Amortization expense was $275,893, $272,609 and $125,770 for the years ended December 31, 1999, 1998 and 1997, respectively. Accumulated amortization was $742,960 and $467,067 as of December 31, 1999 and 1998, respectively.

                              OPEN SOLUTIONS INC.

    In 1998, the Company early adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). Under SOP 98-1, computer software costs incurred in the preliminary project stage are expensed as incurred until the capitalization criteria has been met. The criteria for capitalization is defined as the point the preliminary project stage is complete and management commits to funding a computer software project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases at the point that the computer software project is substantially complete and ready for its intended use. The capitalized costs are amortized using the straight-line method over the estimated economic life of the product, generally three years. Capitalized internal use software costs were $91,124 and $83,000 for years ended December 31, 1999 and 1998, respectively. Amortization expense and accumulated amortization was $40,308 and $0 for the years ended
December 31, 1999 and 1998, respectively.

PRO FORMA DATA (UNAUDITED)

    If the offering contemplated in this Prospectus is consummated, all of the Company's preferred stock outstanding at the closing date will be converted into an equal number of shares of common stock and all outstanding warrants to purchase shares of preferred stock will become warrants to purchase an equal number of shares of common stock. The unaudited pro forma stockholders' equity as of December 31, 1999 reflects the conversion of all outstanding preferred stock into common stock. The unaudited pro forma net loss per common share data included in the Statement of Operations for the year ended December 31, 1999 gives effect to this conversion as if the shares were outstanding at the beginning of the respective periods.

REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products and certain third-party software products to end-users. The Company also generates revenues from customer support and maintenance, and from implementation and training services provided to customers.

    Effective January 1, 1997, the Company early adopted AICPA Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). Under SOP 97-2, the Company recognizes software license revenue when a noncancelable license agreement has been executed, fees are fixed and determinable, the software has been delivered, accepted by the customer if acceptance is required by the contract and other than perfunctory, and collection is considered probable.

    Maintenance revenues are recognized ratably over the maintenance period, generally one-year. Revenues from implementation and training services are recognized as services are performed. Deferred revenue is comprised of payments received in advance of product delivery, maintenance and other services which have been paid by customers prior to the services being performed.

    The Company receives royalties from several software vendors for marketing referrals. Royalty income of $98,150, $108,005 and $103,478 was recognized in 1999, 1998 and 1997, respectively, and is recognized at the time the Company receives payment from the software vendor. Such income is included in service and maintenance revenue.

    The Company is receiving payments under certain license and marketing agreements with resellers. The Company recognizes such license revenue when the software has been delivered to the reseller's customer, assuming all other revenue recognition criteria are met. When extended

                              OPEN SOLUTIONS INC.

payment terms exist, generally the software license fee is recognized as payments become due, unless a determination is made at the outset of the arrangement that the fee is fixed and determinable.

TRANSACTION COSTS

    During 1998, the Company incurred $1.4 million associated with an initial public offering and merger transaction which were ultimately not completed.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities and net operating loss carryforwards using presently enacted tax rates.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("EP") ("SFAS 128") which specifies the computation, presentation and disclosure requirements for earnings per share of entities with publicly held common stock or potential common stock. SFAS 128 is effective for financial statements for both interim and annual periods ended after December 15, 1997. The statement defines two earnings per share calculations, basic and diluted. Basic EPS is computed by dividing income available to common stock by the weighted average number of common shares outstanding, diluted EPS is computed by giving effect to all dilutive potential common shares that were outstanding during the period. The calculation of dilutive EPS is similar to basic EPS except both the numerator and denominator are increased for the conversion of potential common shares. Dilutive common share equivalents include stock options, warrants and convertible preferred stock.

    The 1997, 1998, and 1999 calculations of diluted EPS do not include the exercise of stock options, conversion of preferred stock or the exercise of warrants as the effect would have been antidilutive.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially expose the Company to concentrations of credit risk are limited to accounts receivable. No individual customer accounted for 10% or more of total revenues for the years ended December 31, 1999 and 1998. Sales to two customers accounted for approximately 17% and 15% of total revenues, respectively, in the year ended December 31, 1997. One customer accounted for 15% of the accounts receivable balance at December 31, 1999. No individual customers accounted for 10% or more of the accounts receivable balance at December 31, 1998. The Company maintains reserves for potential credit risks and otherwise controls this risk through credit approvals and monitoring procedures.

STOCK BASED COMPENSATION

    The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plan. Under APB 25, compensation expense is recognized to the extent that the fair market

                              OPEN SOLUTIONS INC.

value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option. Additional disclosures required under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), are included in Note 7, Stock Option Plan.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, Restructuring and Impairment Charges ("SAB 100"). In December 1999, the SEC issued SAB No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. The Company does not expect the provisions of SAB 100 to have a material impact on its financial statements. SAB 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company does not expect the provisions of SAB 101 to have a material impact on its financial statements.

3. FIXED ASSETS

                                                          DECEMBER 31,
                                                    ------------------------
                                                       1999          1998
                                                    -----------   ----------
Computer equipment................................  $ 2,201,717   $1,845,717
Office furniture and equipment....................      693,058      605,983
Leasehold improvements............................      364,394      364,394
                                                    -----------   ----------
                                                      3,259,169    2,816,094
Less: accumulated depreciation....................   (1,231,100)    (730,500)
                                                    -----------   ----------
                                                    $ 2,028,069   $2,085,594
                                                    ===========   ==========

    Depreciation and amortization expense was $500,600, $369,895 and $226,556 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              OPEN SOLUTIONS INC.

4. ACCRUED EXPENSES

                                                          DECEMBER 31,
                                                     -----------------------
                                                        1999         1998
                                                     ----------   ----------
Accrued compensation...............................  $  968,830   $  663,152
Accrued third party license fees...................     588,764      626,776
Other..............................................     254,069      212,373
                                                     ----------   ----------
                                                     $1,811,663   $1,502,301
                                                     ==========   ==========

5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In May 1995, the Company issued to Connecticut Innovations, Incorporated ("CII") 166,667 shares of Series A-2 Preferred Stock at $3.00 per share for $500,000. As a requirement of the funding, the Company must maintain its principal place of business and conduct the majority of its operations in Connecticut. If the Company fails to maintain its Connecticut presence, CII may require the Company to purchase CII's shares at the greater of the original purchase price plus a 40% annual compounded rate of return or the fair market value of the shares. In addition, CII may require the Company to purchase its shares if the Company is a private company and is acquired by a third party or if the Company disposes of substantially all of its assets to a third party. The price of redemption will be the greater of the original purchase price of the shares plus a 25% annually compounded rate of return or the fair market value of the shares. Management does not consider any of the events that would trigger mandatory redemption to be probable events, has determined a reliable estimate of when the circumstances that would result in the shares becoming mandatorily redeemable cannot be made, and therefore does not accrue for accretion.

    In December 1995, the Company issued to a group of investors 1,543,334 shares of Series B Preferred Stock at $3.00 per share for $4,630,000. In conjunction with the sale, the Company issued 192,916 warrants to purchase additional shares of Series B Preferred Stock at $4.00 per share of which 84,583 warrants were exercised in March 1998. The Series B Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2.

    In October 1996, the Company issued to a group of investors 1,222,222 shares of Series C Preferred Stock at $4.50 per share for $5,500,000. In conjunction with the sale, the Company issued 152,778 warrants to purchase additional shares of Series C Preferred Stock at $6.00 per share of which 41,667 warrants were exercised in March 1998. The Series C Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2 and Series B.

    In August 1997, the Company issued to an investor 833,333 shares of Series D Preferred Stock at $6.00 per share for $5,000,000. In conjunction with the sale, the Company issued 416,667 warrants to purchase additional shares of Series D Preferred Stock at $6.00 per share. The Series D Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2, Series B and Series C. In addition to the rights provided to a preferred shareholder, the Series D investor is allowed one seat on the Board of Directors. Concurrent with the preferred stock offering, the investor in the Series D Preferred Stock offering also entered into a marketing and distribution agreement with the Company. For the years ended December 31, 1999, 1998 and 1997, there were revenues of $536,509, $312,942 and $-0- recognized under this agreement, respectively. As of December 31, 1999 and 1998, $175,491 and $92,233 was due from this investor.

                              OPEN SOLUTIONS INC.

    In April 1999, the Company issued to an investor 746,157 shares of Series E Preferred Stock at $8.00 per share for approximately $5.9 million. The Series E Preferred Stock has similar mandatory redemption features as the May 1995
Series A-2, Series B, Series C, and Series D Preferred Stock. In addition to the rights provided to a preferred shareholder, the Series E investor is allowed one seat of ten on the Board of Directors. Concurrent with the preferred stock offering, the investor also entered into a strategic alliance agreement designed to enhance the product offerings of both companies. As of December 31, 1999, there had been no revenue recognized under the strategic alliance agreement.

    The holders of preferred stock are entitled to receive noncumulative cash dividends when and as declared by the Board of Directors and have similar voting rights as common stockholders in addition to certain other defined voting rights. In the event of any voluntary or involuntary liquidation of the Company, the holders of Series A-1, Series A-2, Series B, Series C, Series D and
Series E Preferred Stock shall be entitled to all unpaid dividends at the time of liquidation and $1.50, $3.00, $3.00, $4.50, $6.00 and $8.00, respectively, per share as a liquidating distribution prior to any liquidating distribution to the common stockholders. At the option of the preferred stockholders, their shares may be converted to common stock at the rate of one common stock share for one share of preferred stock. The preferred stock shall automatically convert into shares of common stock upon the closing of a firm commitment underwritten public offering (i) with an aggregate offering of at least $10,000,000, (ii) with an offering price per share, with respect to the shares of Series A-1, Series A-2 and Series B Preferred Stock, of $6.00 and, with respect to the shares of Series C and Series D Preferred Stock, of $7.50,
(iii) where the common stock is listed for trading on the Nasdaq National Market System and (iv) with the consent of the holders of at least two-thirds of the outstanding shares of Series B and Series C Preferred Stock.

    The mandatory redemption features terminate upon a closing of a public offering and the expiration of any related lock-up agreements, with the exception of the Series A-2 Preferred Stock held by CII and the Series B Preferred Stock. The rights of CII and of the holders of Series B Preferred Stock to require the Company to purchase their shares of Series A-2 Preferred Stock and Series B Preferred Stock, respectively, in the event the Company fails to maintain its Connecticut presence do not terminate. The right of CII to require the Company to purchase its shares of Series A-2 Preferred Stock in the event of a change of control terminates upon a closing of a public offering.

    In March 2000, the Company, CII and the requisite number of holders of Preferred Stock amended the Series A-2 Preferred Stock and Warrant Purchase Agreement, dated as of May 12, 1995, the Series B Preferred Stock and Warrant Purchase Agreement, dated as of December 27, 1995, and the Series C Preferred Stock and Warrant Purchase Agreement, dated as of October 23, 1996, the
Series D Preferred Stock Agreement dated as of August 20, 1997, and the
Series E Preferred Stock Agreement dated as of April 12, 1999 to provide that the mandatory redemption provisions of the Series A-2, Series B and Series C, D and E Preferred Stock terminate upon a closing of a public offering.

    In order to comply with applicable regulatory investment mandates applicable to CII, the Company entered into an agreement with CII to maintain the Company's principal place of business and base a majority of the Company's employees in Connecticut until March 17, 2002 subject to earlier termination.

                              OPEN SOLUTIONS INC.

6. STOCKHOLDERS' EQUITY

CAPITAL STOCK TRANSACTIONS

    In December 1995, in conjunction with the issuance of the Series B Preferred Stock, the Company revised its certificate of incorporation to authorize 11,000,000 shares, of which 7,680,417 were common stock and 3,319,583 were preferred stock. In October 1996, in conjunction with the issuance of the Series C Preferred Stock, the Company revised its certificate of incorporation to authorize 13,275,000 shares of which 8,580,417 are common stock and 4,694,583 are preferred stock. In August 1997, in conjunction with the issuance of the Series D Preferred Stock, the Company revised its certificate of incorporation to authorize 15,775,000 shares, of which 9,830,417 are common stock and 5,944,583 are preferred stock. In February 1998, the Company revised its certificate of incorporation to approve an increase in authorized shares from 15,775,000 to 25,000,000, of which 19,055,417 are common stock and 5,944,583 are preferred stock. In April 1999, the Company revised its certificate of incorporation to approve an increase in authorized shares from 25,000,000 shares to 26,690,740, of which 20,000,000 are common stock and 6,690,740 are preferred stock.

    The Company has reserved shares of common stock as follows:

                                                           DECEMBER 31,
                                                       ---------------------
                                                         1999        1998
                                                       ---------   ---------
Conversion of preferred stock........................  6,054,629   5,308,472
Conversion of preferred stock upon exercise of
  warrants...........................................    636,111     636,111
Exercise of options..................................  2,467,775   2,868,988
                                                       ---------   ---------
                                                       9,158,515   8,813,571
                                                       =========   =========

PREFERRED STOCK

    In February 1994, the Company issued 1,000,000 shares of preferred stock designated as Series A-1 Preferred Stock at $1.50 per share. In conjunction with the issuance of the Series A-1 Preferred Stock, the Company issued a warrant to purchase 333,333 shares of Series A-2 Preferred Stock with an exercise price of $3.00 per share. The warrant was subsequently converted to 333,333 shares of Series A-2 Preferred Stock in September 14, 1994 for $999,999.

    In September 1994, the Company issued an additional 83,333 shares of preferred stock designated as Series A-2 Preferred Stock at $3.00 per share. The Company received $50,000 in cash and a note for $200,000 payable in monthly installments of $10,000 plus interest, which was paid in full as of December 31, 1996. The shares were pledged as collateral against the note.

    At the option of the preferred stockholders, their shares may be converted to common stock at the rate of one common stock share for one share of preferred stock. The preferred stock shall automatically convert into shares of common stock upon a closing of a public offering meeting certain criteria.

                              OPEN SOLUTIONS INC.

7. STOCK OPTION PLAN

1994 STOCK OPTION PLAN AND 2000 STOCK INCENTIVE PLAN

    The Company has established the 1994 Stock Option Plan (the "1994 Plan") for employees, officers, directors, and consultants to the Company under which the Board of Directors may grant incentive stock options and non-qualified stock options. Incentive stock options will be granted at the fair value of the Common Stock at the time of grant, as determined by the Board of Directors. Generally, incentive stock options vest 25% on the first anniversary of the date of grant and then ratably on a monthly basis over the subsequent three years. In certain circumstances, at the discretion of the Board of Directors, options are granted with a vesting schedule of other than four years. Non-qualified stock options have a vesting period as determined by the Board of Directors generally vesting 25% on the first anniversary of the date of grant and then ratably on a monthly basis over the subsequent three years. The stock options are exercisable over a period of ten years from the date of grant.

    The Company's 1994 Plan was amended by the Board of Directors in March 2000 to provide for acceleration of vesting upon an acquisition event, as defined, subject to recision by the Board of Directors. The maximum number of shares that were issuable under the 1994 Plan is 3,000,000. Upon the closing of an initial public offering, no further option grants will be made under the 1994 Plan.

    In March 2000, the Company's Board of Directors and stockholders approved the 2000 Stock Incentive Plan, effective as of the closing of an initial public offering, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees (including officers and employee directors) and consultants. All options previously granted under the Company's 1994 Plan are still outstanding and exercisable according to the vesting schedule. A maximum of 5,000,000 shares of common stock are currently reserved for issuance pursuant to this plan. This maximum number of shares will increase, effective as of January 1, 2001 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock equal to 5% of the total number of shares of common stock issued and outstanding as of the close of business on the preceding December 31. No participant in this plan may in any year be granted stock options or awards with respect to more than 500,000 shares of common stock.

    Upon the acquisition of 50% or more of our outstanding common stock pursuant to a hostile tender offer, each option granted to an officer of Open Solutions, if it has been outstanding for at least six months, will automatically be canceled in exchange for a cash distribution to the officer based upon the difference between the tender offer price and the exercise price of the option.

    In the event Open Solutions is acquired, vesting of options and restricted stock awards granted under the 2000 Stock Incentive Plan will accelerate to the extent that the options or our repurchase rights with respect to restricted stock awards are not assumed by or assigned to the acquiring entity. The Compensation Committee also has discretion to provide for accelerated vesting of options and restricted stock awards upon the occurrence of certain changes in control. Accelerated vesting may be conditioned upon subsequent termination of the affected optionee's service.

    The 2000 Stock Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain

                              OPEN SOLUTIONS INC.

exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under this plan may not be less than 85% of the fair market value of a share of common stock on the date of grant, or 100%, in the case of incentive stock options. The options become exercisable at such time or times as are determined by the Compensation Committee and expire after a specified period that may not exceed ten years.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In March 2000, the Company's Board of Directors and stockholders approved the 2000 Non-Employee Director Stock Option Plan, effective as of the closing of an initial public offering. Under this plan, each director of the Company who is not also an employee will receive upon the commencement of an initial public offering, or upon later initial election to the Board of Directors, an option to purchase 15,000 shares of common stock. Additionally, after a director's initial grant, the director will receive, as of each date on which he is reelected as a director (but not more frequently than 3 years), an option to purchase 15,000 shares of common stock minus the number of options previously granted under this plan which have not yet vested. Options are granted under the plan at an exercise price equal to the fair market value of the common stock on the date of grant. The options vest monthly, at the rate of 5,000 shares a year provided that optionee continues to serve as a director of the Company as of each vesting date, and have a term of ten years. A maximum of 1,350,000 shares of common stock have been reserved for issuance under this plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In March 2000, the Company's Board of Directors and stockholders approved the 2000 Employee Stock Purchase Plan, effective as of the closing of an initial public offering, which enables eligible employees to acquire shares of common stock through payroll deductions. This plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The initial offering period will start on the effective date of the Company's first registration statement to become effective pursuant to the securities Act and end on December 31, 2000, unless otherwise determined by the Board of Directors. Subsequent offerings under this plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for the common stock purchased under this plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. An aggregate of 4,000,000 shares of common stock have been reserved for issuance under the 2000 Employee Stock Purchase Plan.

                              OPEN SOLUTIONS INC.

    A summary of stock option activity under the 1994 Plan is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                         NUMBER OF   EXERCISE
                                                          SHARES      PRICE
                                                         ---------   --------
Outstanding at December 31, 1996.......................    982,000    $0.24
  Granted..............................................    482,250     1.23
  Canceled.............................................    (47,675)    0.24
  Exercised............................................    (50,325)    0.17
                                                         ---------    -----

Outstanding at December 31, 1997.......................  1,366,250     0.59
  Granted..............................................    404,500     1.32
  Canceled.............................................    (13,574)    2.42
  Exercised............................................    (70,541)    0.30
                                                         ---------    -----

Outstanding at December 31, 1998.......................  1,686,635     0.76
  Granted..............................................    875,259     3.97
  Canceled.............................................   (131,437)    2.19
  Exercised............................................   (401,213)    0.39
                                                         ---------    -----

Outstanding at December 31, 1999.......................  2,029,244     2.13
                                                         =========    =====

    As of December 31, 1999, 1998 and 1997, there were 1,022,788, 1,188,674 and
680,326 shares exercisable at a weighted average exercise price of $0.62, $0.40 and $0.26, respectively.

    The following table summarizes information regarding stock options granted during 1997, 1998 and 1999:

                                                                                      WEIGHTED
                                                                                      AVERAGE
                                                                          WEIGHTED    SFAS 123
                                                              NUMBER OF   AVERAGE     MINIMUM
                                                               OPTIONS    EXERCISE    VALUE AT
                                                               GRANTED     PRICE     GRANT DATE
                                                              ---------   --------   ----------
1997
  Options granted with an exercise price equal to market
    value...................................................     8,500     $0.36       $0.12
  Options granted with an exercise price less than market
    value...................................................   473,750      1.25        1.10

1998
  Options granted with an exercise price less than market
    value...................................................   404,500      1.32        3.12

1999
  Options granted with an exercise price less than market
    value...................................................   875,259      3.97        1.20

    The weighted average SFAS 123 minimum value at grant date is the amount attributable to the option that is calculated without considering the expected volatility of the underlying stock.

                              OPEN SOLUTIONS INC.

    The following table summarizes additional information about stock options outstanding at December 31, 1999:

                                       OPTIONS OUTSTANDING                      OPTIONS
                        --------------------------------------------------    EXERCISABLE
                                            WEIGHTED-                        --------------
                            NUMBER           AVERAGE                             NUMBER
                        OUTSTANDING AT      REMAINING          WEIGHTED      EXERCISABLE AT
      EXERCISE           DECEMBER 31,    CONTRACTUAL LIFE      AVERAGE        DECEMBER 31,
        PRICE                1999            IN YEARS       EXERCISE PRICE        1999
---------------------   --------------   ----------------   --------------   --------------
                $0.15        352,000           4.6              $0.15            352,000
                 0.30        293,875           6.4               0.30            261,573
                 0.45        324,396           7.6               0.45            284,857
                 2.75        182,988           7.9               2.75            107,610
                 4.00        863,819           9.8               4.00             11,769
                 4.50          3,500           8.3               4.50              1,506
                 6.00          8,666           8.5               6.00              3,473
                          ----------                                           ---------
                           2,029,244                                           1,022,788
                          ==========                                           =========

    Had compensation expense been recognized based on the fair value of the employee options at their grant dates, as prescribed in SFAS 123, the Company's pro forma net loss would have been as follows:

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                         ------------------------------------
                                            1999         1998         1997
                                         ----------   ----------   ----------
Net loss:
  As reported..........................  $4,714,787   $5,821,978   $3,055,372
  Pro forma under FAS123...............   4,871,071    5,936,579    3,131,847
  Net Loss per share:
    As reported........................
    Pro Forma under FAS123.............

    The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for options granted during the applicable period:

                                                 1999       1998       1997
                                               --------   --------   --------
Risk free interest rate......................  5.8-6.2%   5.5-5.7%   5.6-6.6%
Expected dividend yield......................    None       None       None
Expected life of option......................  6 years    6 years    6 years
Expected volatility..........................     0%         0%         0%

    The minimum value method requires the input of subjective assumptions. Changes in the subjective input assumptions can materially affect the minimum value estimate.

    Compensation expense of $367,975, $419,325 and $358,513 has been attributed to those common stock options granted to employees during 1999, 1998 and 1997, respectively, with an exercise price below estimated fair value. Compensation expense is recognized over the four year vesting period and totaled $168,893, $160,596, and $85,526 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              OPEN SOLUTIONS INC.

8. 401(K) PLAN

    In 1994, the Company established a voluntary 401(k) plan in which all full time employees are eligible to participate. In July 1996, the Company began providing matching contributions of $30.00 per year plus 25% of the first four percent of the employee's compensation which is deferred under the plan. Eligible employees who elect to participate in the 401(k) plan are generally vested in the Company's matching contributions after three years of service. Company contributions for the years ended December 31, 1999, 1998 and 1997, were $69,234, $52,826 and $27,773, respectively.

9. COMMITMENTS AND CONTINGENCIES

    At December 31, 1999, the Company was committed under facility and various other operating leases with an initial term of more than one year, which expire at various dates through 2005. Terms of the facility lease provide for escalating rent payments in future years. Minimum lease payments under these noncancelable leases at December 31, 1999 are approximately as follows:

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
2000........................................................   $  444,597
2001........................................................      407,200
2002........................................................      373,673
2003........................................................      136,466
2004........................................................        1,188
                                                               ----------
Total minimum obligations...................................   $1,363,124
                                                               ==========

    The Company recognizes rent expense on a straight-line basis relating to a seven-year lease agreement with escalating payment terms expiring April 2003, which results in accrued rent expense of $109,434 and $112,255 as of December 31, 1999 and 1998, respectively.

    Rent expense under operating leases was approximately $386,000, $324,000 and $194,000 for the years ended December 1999, 1998 and 1997, respectively.

    As of December 31, 1999, there were employment agreements outstanding for certain executive officers of the Company. These agreements are subject to termination by either party, and provide for salary continuation and benefits for a specified period under certain circumstances including a change in control (as defined) of the Company.

    The Company has license and marketing agreements which provide certain geographically exclusive rights to use the Company's software product for the outsourcing of core processing services to banks and credits unions. The agreements provide defined geographic exclusivity as long as minimum revenue targets are met.

    From time to time in the ordinary course of business, the Company is subject to legal proceedings. While it is impossible to determine the ultimate outcome of such matters, it is management's opinion that the resolution of any pending issues will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                              OPEN SOLUTIONS INC.

10. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, trade accounts receivable, other current assets, trade accounts payable, royalties payable, accrued expenses, notes payable and outstanding lines of credit approximate fair value because of the short maturity of those instruments.

11. INCOME TAXES

    Significant components of the Company's deferred tax asset at December 31, 1999 and 1998 are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Gross deferred tax assets:
  Net operating loss carryforwards..........................  $ 6,966,000   $ 5,253,000
  Research & development credit carryforwards...............      769,000       536,000
  Stock compensation expense................................       34,000       636,000
  Deferred revenue..........................................      413,000
  Other.....................................................      431,000       212,000
                                                              -----------   -----------
                                                                8,613,000     6,637,000
                                                              -----------   -----------
Gross deferred tax liability:
  Capitalized software development costs....................      217,000       183,000
  Accelerated depreciation..................................      161,000       121,000
                                                              -----------   -----------
                                                                  378,000       304,000
                                                              -----------   -----------
Valuation allowance.........................................   (8,235,000)   (6,333,000)
                                                              -----------   -----------
Net deferred tax asset......................................  $        --   $        --
                                                              ===========   ===========

    The Company has provided a valuation allowance for the full amount of the net deferred tax asset as of December 31, 1999 and 1998 since management has not determined realization of these future benefits to be more likely than not. If the Company achieves profitability, the deferred tax asset would be available, subject to certain annual limitations, to offset future income taxes.

    At December 31, 1999, the Company had approximately $17.9 million of federal net operating loss carryforwards that begin expiring in 2007 and had approximately $16.9 million of state net operating loss carryforwards that begin expiring in year 2000. At December 31, 1999, the Company had approximately $627,000 of federal research and development credit carryforwards that begin to expire in 2007 and had approximately $142,000 of state research and development credit carryforwards that do not expire.

    As defined in the Internal Revenue Code, certain ownership changes limit the annual utilization of federal net operating loss and tax credit carryforwards. The Company experienced such an ownership change in December 1995 which limits approximately $3.2 million of federal net operating loss carryforwards and $149,000 of research tax credits to a $307,000 annual Section 382 limitation.

                              OPEN SOLUTIONS INC.

12. RELATED PARTIES

    In January 1994, the Company entered into an agreement with Banking Spectrum Services, Inc., a shareholder of the Company, and Banking Spectrum, Inc. (collectively "Banking Spectrum"), to provide and receive certain consulting and support services. The majority shareholder of Banking Spectrum Services, Inc. is a director and shareholder of the Company. Pursuant to the agreement, the Company agreed to pay Banking Spectrum a royalty based on the licensing of software products and related services, ranging from three percent to 17% of net revenues, based on Banking Spectrum's involvement in the sale of such products and services.

    In March 1998, the Company and Banking Spectrum terminated their previous agreement and entered into a distribution and termination agreement. The new agreement released the Company from any future royalty payments to Banking Spectrum in exchange for cash payment of $100,000 to Banking Spectrum and fully vested options to affiliates of Banking Spectrum Services, Inc. to purchase 275,000 shares of Common Stock at an exercise price of $0.45 per share. The distribution and termination agreement expires upon delivery to the Company's customers of a limited number of modules licensed from Banking Spectrum. The stock options were estimated to have a fair value of approximately
$1.6 million. Net of amounts previously accrued, the Company recorded a contract termination expense of approximately $1.3 million for the year ended
December 31, 1998. The Company recognized royalty expense of $90,403 and $337,945 for the years ended December 31, 1998 and 1997, respectively.

    A director of the Company is also a member of management at one of the Company's customers. Additionally, the Company holds their main operating bank account with this customer. For the years ended December 31, 1999, 1998 and 1997, revenues from the customer were $222,970, $253,101 and $1,093,178. As of December 31, 1999 and 1998, $2,120 and $96,191 was due from this customer.

    See Note 5 for additional related party disclosure.

13. SUBSEQUENT EVENTS

    On March 17, 2000, the Company issued to 32 investors 2,145,925 shares of Series F Preferred Stock at $9.32 per share for approximately $20,000,000. The Series F Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2, Series B, Series C, Series D and Series E Preferred Stock. The Company expects to record a beneficial conversion charge as a result of the issuance of the Series F Preferred Stock.

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            ------------------------

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      4
Special Note Regarding Forward-
  Looking Statements..................     15
Use of Proceeds.......................     16
Dividend Policy.......................     16
Capitalization........................     17
Dilution..............................     18
Selected Historical Financial Data....     19
Management's Discussion And Analysis
  Of Financial Condition And Results
  Of Operations.......................     20
Business..............................     28
Management............................     42
Certain Transactions with Related
  Parties.............................     51
Principal Stockholders................     53
Description Of Capital Stock..........     56
Shares Eligible For Future Sale.......     61
Underwriting..........................     63
Legal Matters.........................     65
Experts...............................     65
Where You Can Find More Information...     65
Index to Financial Statements.........    F-1

                            ------------------------

    Until             , 2000 (25 days after the commencement of this offering),
all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

Open Solutions Inc.

          Shares

Common Stock

Deutsche Banc Alex. Brown
J.P. Morgan & Co.
Prudential Volpe Technology

      a unit of Prudential Securities

Prospectus
        , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration Fee........................................  $15,840
NASD Filing Fee.............................................    6,500
Nasdaq National Market Listing Fee..........................    5,000
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Blue Sky Qualification Fees and Expenses....................        *
Transfer Agent's Fee........................................        *
Miscellaneous...............................................        *
                                                              -------
  TOTAL.....................................................  $27,340
                                                              =======

    The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The form of the restated certificate of incorporation of the Registrant and the amended and restated by-laws of the Registrant, copies of the forms of which will be filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The above discussion of the Registrant's restated certificate of incorporation, amended and restated by-laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such restated certificate of incorporation, amended and restated by-laws and Delaware statute.

    The Registrant will agree to indemnify the underwriters and their controlling persons, and the underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

    For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding shares of common stock and preferred stock issued, warrants issued and options granted by the Registrant since August 1997. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

        1. On August 22, 1997, the Registrant sold a total of 833,333 shares of Series D Preferred Stock to The BISYS Group, Inc for $5 million. We also issued such investor a warrant to purchase 416,667 shares of Series D preferred stock at an exercise price of $6.00 per share.

        2. On March 6, 1998, the Registrant issued a total of 84,583 shares of Series B Preferred Stock and 41,667 shares of Series C preferred stock to Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. upon the exercise of warrants.

        3. On April 12, 1999, the Registrant sold 746,157 shares of Series E preferred stock to HNC Software Inc. for $5,969,256.

        4. On March   , 2000, the Registrant sold       shares of Series F
    preferred stock for $      to a number of independent investors and existing
    shareholders.

    Certain of the transactions described above involved directors, officers and five percent stockholders of the Registrant. See "Certain Transactions with Related Parties."

    The Registrant's 1994 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Registrant in March 1994. As of December 31, 1999, options to purchase 532,225 shares of common stock had been exercised for an aggregate consideration of approximately $186,957. Options to purchase 2,029,244 shares of common stock were outstanding.

    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS (A)


            *1.1        Form of Underwriting Agreement.

            *3.1        Form of Restated Certificate of Incorporation of the
                        Registrant, to be effective upon the closing of this offering.

            *3.2 Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.

            *4.1        Specimen certificate for shares of the Registrant's Common
                        Stock

            *5.1 Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock.


            10.1 1994 Stock Option Plan, as amended (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

           *10.2 2000 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.

           *10.3        2000 Employee Stock Purchase Plan.

            10.4 Form of Amended and Restated Investors' Rights Agreement, dated as of March 17, 2000, between Open Solutions and the Investors (as defined therein).

            10.5        Form of Stock Subscription Warrant to Purchase Series B
                        Preferred Stock dated December 27, 1995 (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

            10.6        Form of Stock Subscription Warrant to Purchase Series C
                        Preferred Stock dated October 23, 1996 (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

            10.7        Stock Subscription Warrant to Purchase Series D Preferred
                        Stock, dated August 22, 1997, issued to The BISYS Group,
                        Inc. (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No. 333-56503)).

            10.8        Employment Agreement between Open Solutions Inc. and Louis
                        Hernandez, Jr. dated October 18, 1999.

           +10.9 Software License and Marketing and Distribution Agreement, between Open Solutions Inc. and BISYS, Inc., dated as of August 20, 1997.

           +10.10       Development and Promotion Agreement between Open Solutions
                        Inc. and Stockwalk.com, Inc. dated February 14, 2000.

            10.11       Strategic Alliance Agreement between Open Solutions Inc. and
                        HNC Software Inc. dated April 12, 1999.

            10.12       Letter Agreement between Open Solutions Inc. and John S.
                        Wieczorek dated February 16, 2000.

            10.13       Employment Agreement between Open Solutions Inc. and
                        Clifford I. Waggoner dated January 2, 1993, as amended
                        (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 333-56503)).

            10.14       Letter Agreement between Open Solutions Inc. and John L.
                        Person dated April 10, 1997 (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        333-56503)).

            10.15       Gross Lease between Open Solutions Inc. and Principal Mutual
                        Life Insurance Company dated February 29, 1996.

            10.16       Series E Preferred Stock Purchase Agreement dated April 12,
                        1999 by and between Open Solutions and HNC Software Inc.

            10.17       Form of Series F Preferred Stock Purchase Agreement dated
                        March 17, 2000 by and among Open Solutions and the investors listed therein.


            10.18       Agreement, dated March 26, 1998, among Open Solutions Inc.,
                        Banking Spectrum, Inc. and Banking Spectrum Services, Inc.
                        (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 333-56503)).

           *10.19       2000 Non-Employee Director Stock Option Plan.

            23.1        Consent of PricewaterhouseCoopers LLP.

           *23.2        Consent of Bingham Dana LLP (included in Exhibit 5.1).

            24.         Power of Attorney (included on page II-6).

            27.         Financial Data Schedule.

------------------------

*   To be filed by amendment to this registration statement.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedule II--Valuation and Qualifying Accounts is included in this Registration Statement. All other schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glastonbury, Connecticut, on March 20, 2000.

                                                       OPEN SOLUTIONS INC.

                                                       By:  /s/ LOUIS HERNANDEZ, JR.
                                                            -----------------------------------------
                                                            Louis Hernandez, Jr.
                                                            Chairman of the Board and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Louis Hernandez, Jr., John S. Wieczorek, Brian Keeler and Johan V. Brigham such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  TITLE                     DATE
                      ---------                                  -----                     ----
                                                       Chairman of the Board and
/s/ LOUIS HERNANDEZ, JR.                                 Chief Executive Officer
-------------------------------------------              (Principal Executive         March 20, 2000
Louis Hernandez, Jr.                                     Officer)

                                                       Chief Financial Officer
/s/ JOHN S. WIECZOREK                                    (Principal Financial
-------------------------------------------              Officer and Principal        March 20, 2000
John S. Wieczorek                                        Accounting Officer)

/s/ DOUGLAS K. ANDERSON                                Director
-------------------------------------------                                           March 20, 2000
Douglas K. Anderson

                                                       Director
-------------------------------------------                                           March   , 2000
David M. Clarke

                      SIGNATURE                                  TITLE                     DATE
                      ---------                                  -----                     ----
/s/ DOUGLAS C. CARLISLE                                Director
-------------------------------------------                                           March 20, 2000
Douglas C. Carlisle

                                                       Director
-------------------------------------------                                           March   , 2000
David Dame

/s/ SAMUEL F. MCKAY                                    Director
-------------------------------------------                                           March 20, 2000
Samuel F. McKay

/s/ JOHN MUTCH                                         Director
-------------------------------------------                                           March 20, 2000
John Mutch

/s/ CARLOS P. NAUDON                                   Director
-------------------------------------------                                           March 20, 2000
Carlos P. Naudon

                                                       Director
-------------------------------------------                                           March   , 2000
William W. Neville

                                                       Director
-------------------------------------------                                           March   , 2000
Richard P. Yanak

                                                                     SCHEDULE II

                              OPEN SOLUTIONS INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                       ADDITIONS
                             BALANCE AT    ---------------------------------                     BALANCE AT
                            BEGINNING OF   CHARGE TO COSTS   CHARGE TO OTHER                       END OF
       DESCRIPTION             PERIOD       AND EXPENSES        ACCOUNTS       DEDUCTIONS, NET     PERIOD
--------------------------  ------------   ---------------   ---------------   ---------------   ----------
ALLOWANCE FOR DOUBTFUL
  ACCOUNTS:
Years ended
  December 31, 1997.......      $ 86             $214           $       --           $ 86           $214
  December 31, 1998.......       214              291                   --             77            428
  December 31, 1999.......       428              477                   --            305            600

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
            *1.1        Form of Underwriting Agreement.

            *3.1        Form of Restated Certificate of Incorporation of the
                        Registrant, to be effective upon the closing of this offering.

            *3.2 Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.

            *4.1        Specimen certificate for shares of the Registrant's Common
                        Stock

            *5.1 Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock.

            10.1 1994 Stock Option Plan, as amended (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

           *10.2 2000 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.

           *10.3        2000 Employee Stock Purchase Plan.

            10.4 Form of Amended and Restated Investors' Rights Agreement, dated as of March 17, 2000, between Open Solutions and the Investors (as defined therein).

            10.5        Form of Stock Subscription Warrant to Purchase Series B
                        Preferred Stock dated December 27, 1995 (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

            10.6        Form of Stock Subscription Warrant to Purchase Series C
                        Preferred Stock dated October 23, 1996 (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on Form S-1 (Reg.
                        No. 333-56503)).

            10.7        Stock Subscription Warrant to Purchase Series D Preferred
                        Stock, dated August 22, 1997, issued to The BISYS Group,
                        Inc. (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration
                        Statement on Form S-1 (Reg. No. 333-56503)).

            10.8        Employment Agreement between Open Solutions Inc. and Louis
                        Hernandez, Jr. dated October 18, 1999.

           +10.9 Software License and Marketing and Distribution Agreement, between Open Solutions Inc. and BISYS, Inc., dated as of August 20, 1997.

           +10.10       Development and Promotion Agreement between Open Solutions
                        Inc. and Stockwalk.com, Inc. dated February 14, 2000.

            10.11       Strategic Alliance Agreement between Open Solutions Inc. and
                        HNC Software Inc. dated April 12, 1999.

            10.12       Letter Agreement between Open Solutions Inc. and John S.
                        Wieczorek dated February 16, 2000.

            10.13       Employment Agreement between Open Solutions Inc. and
                        Clifford I. Waggoner dated January 2, 1993, as amended
                        (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 333-56503)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
            10.14       Letter Agreement between Open Solutions Inc. and John L.
                        Person dated April 10, 1997 (incorporated by reference to
                        the same numbered exhibit to the Registrant's previously
                        filed Registration Statement on Form S-1 (Reg. No.
                        333-56503)).

            10.15       Gross Lease between Open Solutions Inc. and Principal Mutual
                        Life Insurance Company dated February 29, 1996.

            10.16       Series E Preferred Stock Purchase Agreement dated April 12,
                        1999 by and between Open Solutions and HNC Software Inc.

            10.17       Form of Series F Preferred Stock Purchase Agreement dated
                        March 17, 2000 by and among Open Solutions Inc. and the investors listed therein.

            10.18       Agreement, dated March 26, 1998, among Open Solutions Inc.,
                        Banking Spectrum, Inc. and Banking Spectrum Services, Inc.
                        (incorporated by reference to the same numbered exhibit to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 333-56503)).

           *10.19       2000 Non-Employee Director Stock Option Plan.

            23.1        Consent of PricewaterhouseCoopers LLP.

           *23.2        Consent of Bingham Dana LLP (included in Exhibit 5.1).

            24.         Power of Attorney (included on page II-6).

            27.         Financial Data Schedule.

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*   To be filed by amendment to this registration statement.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.